Exhibit 4.32

Execution Version

Dated

October 2015

Implementation Agreement

between

Sibanye Gold Limited

and

Sibanye Platinum Bermuda Proprietary Limited

and

Aquarius Platinum Limited

BeesMont Law Limited 5th Floor, Andrew’s Place, 51 Church Street, Hamilton, HM12 Bermuda

T: (441) 400 4747 F: (441) 236 1999  www.beesmont.bm

i

ANNEXURE

A	AMALGAMATION AGREEMENT
B	AQUARIUS STATUTORY DECLARATION
C	BIDCO STATUTORY DECLARATION

ii

THIS IMPLEMENTATION AGREEMENT (Agreement) is dated        October 2015

BETWEEN:

(1)Sibanye Gold Limited, a company incorporated and registered in South Africa with company number 2002/031431/06 whose registered office is at Libanon Business Park, 1 Hospital Street, Libanon, Westonaria, 1780, South Africa  (Sibanye);

(2)Sibanye Platinum Bermuda Proprietary Limited, an exempted company, incorporated and registered in Bermuda with company number 50664 whose registered office is at c/o BeesMont Corporate Services Limited, 5th Floor, Andrew’s Place, 51 Church Street, Hamilton HM 12, Bermuda  (BidCo); and

(3)Aquarius Platinum Limited,  an exempted company, incorporated and registered in Bermuda with company number 26290 whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda  (Aquarius).

(collectively Sibanye,  BidCo and Aquarius are referred to herein as the “Parties” and each individually as a “Party”).

RECITALS:

(A)Sibanye is a South African company with an authorised share capital of 2,000,000,000 (two billion) no par value shares of which 914,841,898 shares have been issued.

(B)BidCo is an exempted Bermuda company with an authorised share capital of ZAR 50,000 consisting of 5,000,000,000 (5 billion) ordinary shares having a par value of ZAR 0.00001 each, of which 1,000,000 shares have been issued, are fully paid and wholly owned by Sibanye.

(C)Aquarius is an exempted Bermuda company with an authorised share capital of US$137,012,000 consisting of (i) 2,590,000,000 common shares having a par value of US$0.05  each, of which 1,507,106,778 common shares have been issued; (ii) 5 Class A Shares having a par value of US$2,400 each, none of which are currently in issue; and (iii) 50,000,000 preference shares having a par value of US$0.15 each, none of which have been issued.

(D)Sibanye,  BidCo and Aquarius have agreed, subject to and in accordance with this Agreement, to amalgamate BidCo and Aquarius which will continue as one company being an exempted company to be known as “Sibanye Platinum Bermuda Proprietary Limited” (Amalgamated Company) pursuant to, inter alia, the applicable amalgamation provisions of the Companies Act (as defined below) and subject to the Aquarius Shareholder Approval being obtained.

(E)The boards of directors of each of the Parties have approved the proposed Amalgamation subject to certain conditions.

(F)The Parties wish to enter into this Agreement for the purpose of recording the terms of the proposed Amalgamation and regulating the manner in which it will proceed.

AGREEMENT:

1.DEFINITIONS AND INTERPRETATION

1.1In this Agreement (including, without limitation, the Recitals, Schedules and Annexures), the following terms shall have the meanings set out below and derivatives of any words or expressions and cognate expressions shall bear corresponding meanings, unless the context requires otherwise:

Accepted Plan	has the meaning set out in Clause 11.
Accepted Securities Schedule

means the document titled "Accepted Securities Schedule" and dated 5 October 2015, disclosed by Aquarius to Sibanye prior to or on the date of this Agreement, which sets out the Aquarius securities to be issued after the date of this Agreement in accordance with Aquarius' salary and directors' fees sacrifice arrangements.

Amalgamation

means the amalgamation of BidCo and Aquarius pursuant to the Companies Act upon the terms and conditions of this Agreement and the Amalgamation Agreement and continuance of the Amalgamated Company as an exempted company to be known as “Sibanye Platinum Bermuda Proprietary Limited”.

Amalgamation Agreement	means the agreement between BidCo and Aquarius setting out the terms of the Amalgamation substantially in the form attached as Annexure A.
Amalgamated Company	has the meaning set out in the Recitals to this Agreement.
Amalgamation Consideration	means $0.195 for each Aquarius Share held by an Amalgamation Participant payable in cash.
Amalgamation Meeting	means the special general meeting of Aquarius Shareholders to be convened by the Aquarius Board to consider the Amalgamation.
Amalgamation Participant

means each Aquarius Shareholder who is registered in the Aquarius Share Register as the holder of Aquarius Shares as at the Record Date (taking into account registration of all registrable transfers and transmission applications received at the Aquarius Share Registry by the Record Date), other than a Dissenting Shareholder or a holder of an Excluded Share.

Amalgamation Share	means an Aquarius Share held by an Amalgamation Participant as at the Record Date.
Announcement	means any press release, any circular or any other public statement.
AQPSA	means Aquarius Platinum (South Africa) Proprietary Limited (Registration No. 2000/000341/07).
Aquarius’ Attorneys	means Conyers Dill & Pearman Limited of Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.
Aquarius Board	means the board of directors of Aquarius as constituted from time to time.

Aquarius Completion Deliverables	means the items in Clause 5.3.
Aquarius Director	means a director of the Aquarius Board.
Aquarius Group	means, collectively, Aquarius and its Subsidiaries.
Aquarius Indemnified Party	Each of: (a)the directors, officers and employees of Aquarius; and (b)Aquarius’ Subsidiaries and their respective directors, officers and employees.
Aquarius Prescribed Event

means each of the following:

(a)Aquarius, AQPSA or Mimosa:

(i)converts all or any of its shares into a larger or smaller number of shares;

(ii)resolves to reduce or alter its share capital in any way or reclassify, combine, split, or redeem or repurchase directly or indirectly any Aquarius Shares;

(iii)enters into a buy-back agreement or resolves to approve the terms of a buy-back agreement;

(iv)declares, pays or distributes any dividend, distribution, bonus or other share of its profits or assets or returns or agrees to return any capital to its shareholders, other than between members of the Aquarius Group;

(v)issues shares or securities convertible into shares, or grants an option over its shares, or agrees  to make such an issue or grant such an option, other than in accordance with the Accepted Securities Schedule or an issue of Aquarius Shares pursuant to the exercise of convertible securities already on issue at the date of this Agreement and previously disclosed to each relevant securities exchange prior to the date of this Agreement;

(b)Aquarius adopts a new constitution or modifies or repeals its constitution or a provision of it; or

(c)Aquarius ceases to be admitted to the official list of ASX, FCA or the JSE.

Aquarius Provided Information

means all of the information contained in the Notice of Amalgamation Meeting and any updates to that information related to, or prepared by or on behalf of Aquarius in accordance with Clause 10, other than the Sibanye Provided Information and the Independent Expert's Report.

Aquarius Regulatory Approvals

means the consents, approvals, clearances, decisions, determinations or other acts by a Governmental Authority, which are determined between the Parties (acting reasonably) to be necessary for the Conditions Fulfilment and are the responsibility of Aquarius.

Aquarius Share	means an issued and fully paid common share of Aquarius.
Aquarius Share Register	means the registers of members of Aquarius maintained by or on behalf of Aquarius.
Aquarius Share Registry

means Computershare Investor Services PLC in respect of Aquarius’  branch share register in the United Kingdom, Computershare Investor Services Pty Limited in respect of Aquarius’  branch share register in South Africa; Computershare Investor Services Pty Limited in respect of Aquarius’  branch share register in Australia; and Codan Services Limited in respect of Aquarius' branch share register in Bermuda.

Aquarius Shareholder	means each person entered in the Aquarius Share Register as a holder of Aquarius Shares.
Aquarius Shareholder Approval	means a resolution in favour of the Amalgamation passed by a simple majority of votes cast at the Amalgamation Meeting in accordance with Aquarius' bye-laws.
Aquarius Statutory Declaration

means the statutory declaration required to be filed with the Registrar of Companies with respect to Aquarius in accordance with Section 108 (3) of the Companies Act in connection with the Amalgamation substantially in the form of Annexure B.

ASIC	means the Australian Securities and Investments Commission.
ASX	means the Australian Securities Exchange or ASX Limited (ABN 98 008 624 691), as the context requires.
ASX Listing Rules	means the official listing rules of ASX.
Authorisation

means:

(a)an approval, authorisation, consent, declaration, exemption, licence, notarisation, permit or waiver, however it is described, including any renewal or amendment and any condition attaching to it from or by a Governmental Authority; and

(b)in relation to anything that could be prohibited or restricted by Law if a Governmental Authority were to act in any way within a specified period, the expiry of that period without that action being taken.

BidCo’s Attorneys	means BeesMont Law Limited of 5th Floor, Andrew’s Place, 51 Church Street, Hamilton HM 12, Bermuda who are also the attorneys for Sibanye.
BidCo Completion Deliverables	means the items listed in Clause 5.4.

BidCo Shareholder Approval	means a resolution in favour of the Amalgamation passed by a wholly owned subsidiary of Sibanye which in turn is the sole shareholder of BidCo.
BidCo Statutory Declaration

means the statutory declaration required to be filed with the Registrar of Companies with respect to BidCo in accordance with Section 108 (3) of the Companies Act in connection with the Amalgamation substantially in the form of Annexure C.

BMA	means the Bermuda Monetary Authority.
BMA Approval	means the approval of the BMA pursuant to the Exchange Control Act 1972 and Exchange Control Regulations 1973.
Book-Entry Shares	has the meaning as set out in Clause 16.3.
Break Fee

means $2,938,858, being the amount that is 1% of the amount calculated by multiplying the implied value of the Amalgamation Consideration by the total number of Aquarius Shares on issue as at the date of this Agreement.

Business Day

means a day on which banks generally are open in each of Bermuda; London, United Kingdom; Perth, Western Australia; and South Africa for the transaction of normal banking business (other than a Saturday or Sunday or a public holiday).

Bye-laws

means the bye-laws of the Amalgamated Company, the form of which will be agreed as soon as practicable after the date of this Agreement between the Parties (such agreement not to be unreasonably withheld or delayed) and included as Annexure B to the Amalgamation Agreement.

Certificate of Amalgamation	means the certificate of amalgamation issued by the Registrar of Companies in respect of the Amalgamated Company consequent upon the Amalgamation of BidCo and Aquarius.
Certificates	has the meaning as set out in Clause 16.3.
Claim

in relation to a Person, means any claim, allegation, cause of action, proceeding, liability, suit or demand made against the Person concerned however it arises and whether it is present or future, fixed or unascertained, actual or contingent.

Companies Act	means the Companies Act 1981 of Bermuda.

Competing Proposal

means any proposed takeover bid, scheme of arrangement, amalgamation, reverse takeover, capital reduction, sale of assets, sale of securities, strategic alliance, joint venture, partnership, dual listed companies structure, economic or synthetic merger or combination or other transaction or arrangement which, if completed, would result in a Third Party:

(a)directly or indirectly acquiring or being entitled to acquire a Relevant Interest or any other direct or indirect interest in 20% or more of the Aquarius Shares; or

(b)directly or indirectly acquiring or being entitled to acquire the whole or material part of the business or assets of the Aquarius Group; or

(c)acquiring control of Aquarius or merging or amalgamating with Aquarius.

Condition	means a condition as set out in Clause 4.2.
Conditions Fulfilment	means the satisfaction or waiver (in accordance with Clause 4.3) of all Conditions.
Conditions Fulfilment Date	means the date that the parties agree that Conditions Fulfilment is to occur in accordance with Clause 5.1.
Constitutional Indemnification Rules	has the meaning set out in Clause 12.3.
Counter Proposal	has the meaning as set out in Clause 14.5(e).
Dissenting Shareholder

means an Aquarius Shareholder who did not vote in favour of the Amalgamation and who complies with all of the provisions of the Companies Act concerning the right of holders of shares to require appraisal of their Aquarius Shares under Bermuda Law.

Dissenting Shares	mean Aquarius Shares held by a Dissenting Shareholder.
Due Diligence Information

means information relating to the business, assets, liabilities, operations, profits and losses, financial position, performance and prospects of the Aquarius Group provided or made available by or on behalf of any members of the Aquarius Group to Sibanye on or before 2 September 2015 via the "Project Cobra" online data room maintained by Aquarius (a CD record of which information has been initialled by the Parties for the purposes of identification).

Effective

means the coming into effect, pursuant to the Companies Act, of the Amalgamation by the registration of the Amalgamated Company with the Registrar of Companies and the consequent issuance of a Certificate of Amalgamation.

Effective Time	means the time at which the Amalgamation becomes Effective, intended to be 9.00 a.m. on the next Business Day after the Record Date.

Encumbrance	means any option or right of pre-emption or mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.
End Date	means the date that is six (6) months after the date of this Agreement, subject to any extension to that date made under Clauses 4.6 and 4.7.
Exchange Fund	has the meaning as set out in Clause 16.2.
Excluded Shares	has the meaning as set out in Clause 3.1(c).
Exclusivity Period

means the period starting on the date of this Agreement and ending on the earlier of:

(a)the date the Amalgamation becomes Effective;

(b)the termination of this Agreement in accordance with its terms; and

(c)the End Date.

FCA	means the UK Financial Conduct Authority (or its successor bodies).
FSMA	means the Financial Services and Markets Act 2000 of the UK.
Governmental Authority

means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any self-regulatory organisation.

Group

in relation to a company, means that company, any Subsidiary or any holding company from time to time of that company, and any Subsidiary from time to time of a holding company of that company.  Each company in a Group is a member of the Group.

Implats	means Impala Platinum Holdings Limited (Registration No. 1957/001979/06).
Impugned Amount	means all or part of the payment required to be made under Clause 15.6 that is found by a court to: (a)be unlawful; or (b)involve a breach of directors' duties.
Independent Expert	means the independent expert engaged by Aquarius in accordance with ASIC Regulatory Guides 111 and 112.
Independent Expert's Report

means a report prepared by the Independent Expert in accordance with the ASIC Regulatory Guide 111, to be provided to the Aquarius Board and Aquarius Shareholders on whether, in the opinion of the Independent Expert, the Amalgamation is fair and reasonable and in the best interest of Aquarius Shareholders

Insolvency Event

means any of the following:

(a)a person is or states that the person is unable to pay from the person's own money all the person's debts as and when they become due and payable;

(b)a person is taken or must be presumed to be insolvent or unable to pay the person's debts under any applicable legislation;

(c)an application or order is made for the winding up or dissolution or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of a company and such application is not stayed, withdrawn, dismissed, discharged or restrained within seven days;

(d)an administrator, provisional liquidator, liquidator or business rescue practitioner or person having a similar or analogous function under the laws of any relevant jurisdiction is appointed in respect of a company or any action is taken to appoint any such person and the action is not stayed, withdrawn, dismissed, discharged or restrained within seven days;

(e)a controller is appointed in respect of any property of a company;

(f)a person enters into or takes any action to enter into an arrangement (including a scheme of arrangement or deed of company arrangement), composition or compromise with, or assignment for the benefit of, all or any class of the person's creditors or members or a moratorium involving any of them; or

(g)anything analogous to or of a similar effect to anything described above under the law of any relevant jurisdiction occurs in respect of a person.

Interim Period	means the period from (and including) the date of this Agreement up to (but excluding) the Effective Time or, if earlier, the termination or rescission of this Agreement in accordance with its terms.
JSE

means JSE Limited, registration number 2005/022939/06, a company incorporated in South Africa or, as the context requires, the securities exchange conducted by it and licenced under the Financial Markets Act, 2012 of South Africa.

JSE Listings Requirements	means the listings requirements of the JSE, as amended from time to time.
Law	means any federal, state, local or foreign law, statute, ordinance or common law, or any rule, regulation, standard, order or agency requirement of any Governmental Authority in any jurisdiction.

Loan Agreement	means any inter-company loan agreement between any member or members of the Sibanye Group and BidCo with respect to the financing of the Amalgamation Consideration.
LSE	means the London Stock Exchange plc.
Matching Right Notice	has the meaning as set out in Clause 14.5.
Material Adverse Change

means any change, effect, event or occurrence in relation to Aquarius, AQPSA or Mimosa, which:

(a)has had or is reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Aquarius; or

(b)would result in an inability of Aquarius to implement the Amalgamation;

and includes:

(c)an Insolvency Event occurring to Aquarius,  AQPSA or Mimosa; or

(d)any other change, effect, event, occurrence or fact that has (or is reasonably expected to have) a material adverse effect on Aquarius,

provided however that any change, effect, event or occurrence to the extent resulting from the following shall not be taken into account:

(e)any change generally affecting the gold and uranium or platinum group metals mining industries respectively, including but not limited to any change relating to the price of gold, uranium or platinum group metals;

(f)the foreign exchange rate of currency;

(g)any change in any applicable laws (including environmental laws) or industry standards;

(h)any transaction announced by Aquarius after obtaining the consent of Sibanye in respect thereof (to the extent required hereunder);

(i)any matter fairly disclosed in the Due Diligence Information;

(j)any matter, fact or circumstance the subject of public disclosure by Aquarius or otherwise fairly disclosed in any publicly available information before the date of this Agreement;

(k)any actions specifically required to be taken by a Party pursuant to this Agreement; or

(l)the Transaction or the Announcement thereof.

For the purposes of this definition, the Parties agree that, without limiting any of the descriptions above, a material adverse change as described above shall be:

(m)an event or occurrence having a prejudicial impact or materially disproportionate effect on Aquarius or its business or assets to the value of $75 million or more; or

(n)an event that impacts Aquarius’ total annual production (as measured by each of (i) underground tonnes milled and (ii) 4E ounces delivered in concentrate) by more than 25%, other than an event which is beyond the reasonable control and without the fault or negligence of Aquarius (including but not limited to acts of God, war, strikes or labour disputes, Eskom outages, government orders or any other force majeure event) that the Parties acting reasonably and in good faith agree can be remedied within a 12 month period.

Material Contract

means any material contract (including for the avoidance of doubt any amendments thereto) entered into by any member of the Aquarius Group, including (without limitation):

(a)the Kroondal notarial pool and sharing agreement (including the agreements attached thereto as annexures) dated 6 June 2003 entered into between RPM and AQPSA;

(b)the Marikana notarial pool and sharing agreement (including the agreements attached thereto as annexures) dated 11 July 2005 entered into between RPM and AQPSA;

(c)the shareholders agreement entered into between Implats and Aquarius in respect of Mimosa Investments Limited (Registration No. 26645/6593);

(d)the concentrate sale agreement dated 6 June 2003 entered into between RPM and AQPSA;

(e)the financing and/or security agreements entered into between Watervale Platinum Mines Proprietary Limited (Registration No. 2003/013931/07 and RMB and/or between Aquarius Platinum Investments and RMB;

(f)the off-take agreement entered into between Centametall AG of Switzerland and Mimosa Mining Company (Private) Limited.

Meeting Date	means the date of the Amalgamation Meeting at which the Aquarius Shareholders vote on a resolution to approve the Amalgamation.
Memorandum of Association

means the memorandum of association of the Amalgamated Company, the form of which will be agreed as soon as practicable after the date of this Agreement between the Parties (such agreement not to be unreasonably withheld or delayed) and included as Annexure A to the Amalgamation Agreement.

Mimosa	means Mimosa Investments Limited.

Mining Titles

means collectively, and in each case as amended from time to time, all right, title and interest in and to any and all mining, prospecting, common law mineral rights, authorisations, government concession, and/or mining lease titles and any other instruments of authority issued by any lawful agency in connection with the aforesaid, held by the Aquarius Group in any jurisdiction on the date of this Agreement and as of the Effective Time, which are material to the business of the Aquarius Group.

Non-Disclosure Agreement	means the confidentiality, standstill and exclusivity agreement between Sibanye and Aquarius dated 5 August 2015.
Notice of Amalgamation Meeting	means a notice convening the Amalgamation Meeting and includes any accompanying explanatory information, circular and other materials.
Paying Agent	has the meaning as set out in Clause 16.1.
Paying Party	has the meaning as set out in Clause 15.7.
Permitted Encumbrance

means, with respect to the Mining Titles:

(a)rights reserved or vested in any Governmental Authority by the terms of any instrument or grant affecting the Mining Titles;

(b)taxes or royalties imposed by any Governmental Authority;

(c)the terms and conditions of the Mining Titles;

(d)all applicable laws, rules and orders of any Governmental Authority;

(e)reservations, limitations, provisos and conditions contained in any original grant of any of the land the subject of the Mining Titles or interests therein and statutory exceptions to title;

(f)the terms of the agreements which affect or relate to the Mining Titles and the rights of third parties under those agreements; and

(g)caveats and registrations associated with the agreements which affect or relate to the Mining Titles.

Person or Persons	includes an individual, firm, corporation, partnership, limited liability company, trust, association, unincorporated association, Governmental Authority or other entity or body of persons.
Protected Party	has the meaning as set out in Clause 13.1(a)(i).
Provision	has the meaning as set out in Clause24.
Receiving Party	has the meaning as set out in Clause 15.7.

Record Date

means the record date to determine entitlements to receive the Amalgamation Consideration which shall be 5.00pm (Sydney time) on the fifth Business Day after suspension of trading as indicated in the Timetable.

Registered Address	means, in relation to an Aquarius Shareholder, the address of the shareholder shown in the Aquarius Share Register.
Registrar of Companies	means the Registrar of Companies of Bermuda.
Relevant Date	means, in relation to a Condition , the date or time specified in this Agreement for its fulfilment subject to any extension made under Clauses 4.6 or 4.7 (as applicable).
Relevant Interest

means any interest in shares or other securities that causes or permits a person to:

(a)exercise or influence (or restrain) the exercise of voting rights on shares or other securities (whether through the giving of voting instructions or as proxy or otherwise); or

(b)dispose or to influence (or restrain) the disposal of shares or other securities,

including inter alia the legal ownership of a share or other security and an interest under an option agreement to acquire a share or other security.

Relevant Local Currency	means, in respect of an Amalgamation Participant, the currency of the country of the relevant securities exchange on which that Amalgamation Participant's Aquarius Shares are listed.
Restricted Party	has the meaning as set out in Clause 13.1.
RMB	means Rand Merchant Bank, a division of FirstRand Bank Limited (Registration No. 1929/001225/06).
RPM	means Rustenburg Platinum Mines Limited (Registration No. 1931/003380/06).
SARB Approvals

means approval of the South African Reserve Bank pursuant to the Exchange Control Regulations, 1961 (issued in terms of the Currency Exchanges Act, 1933) of South Africa for Sibanye or one of its Subsidiaries to enter into the Transaction Documents and implement the Transaction including (amongst other things) performing its obligations under the Amalgamation and paying the Amalgamation Consideration.

Sibanye Group	means, collectively, Sibanye, BidCo and their respective Subsidiaries.

Sibanye Indemnified Party	Each of: (a)the directors, officers and employees of Sibanye; and (b)Sibanye’s Subsidiaries and their respective directors, officers and employees.
Sibanye Provided Information

means all of the information regarding the Sibanye Group provided by or on behalf of BidCo or Sibanye to Aquarius for inclusion in the Notice of Amalgamation Meeting and any updates to that information provided by or on behalf of BidCo or Sibanye to Aquarius in accordance with Clause 10.

Sibanye Regulatory Approvals

means the consents, approvals, clearances, decisions, determinations or other acts by a Governmental Authority, which Sibanye and Aquarius agree are necessary for the Conditions Fulfilment and are the responsibility of Sibanye and/or BidCo, limited to the following:

(a)BMA Approval;

(b)SARB Approvals;

(c)South African Competition Authorities’ Approval; and

(d)Zimbabwean Competition and Tariff Commission Approval.

South Africa	means the republic of South Africa.
South African Competition Authorities	means the South African Competition Commission and the Competition Tribunal, as further described in the South African Competition Legislation.
South African Competition Legislation	means the South African Competition Act, 1998 and the Regulations published thereunder.
Subsidiary

means any entity in which a Person owns or controls, directly or indirectly, share capital or other equity interests representing more than 50% of the outstanding voting power in such entity, and “Subsidiaries” means any number of such Persons, provided that in the case of Aquarius, Mimosa is considered to be a "Subsidiary".

Superior Proposal

means a written bona fide Competing Proposal received after the date of this Agreement that:

(a)does not result from a breach by Aquarius of any of its obligations under Clause 14 or from any act by a member of the Aquarius Group which, if done by Aquarius, would constitute a breach of Clause 14 by Aquarius; and

(b)the Aquarius Board, acting in good faith and after taking advice from Aquarius' financial and legal advisers, determines:

(i)is reasonably capable of being valued and implemented, taking into account all aspects of the Competing Proposal, including its conditions precedent; and

(ii)it would, if completed substantially in accordance with its terms, be more favourable to Aquarius Shareholders than the Amalgamation, taking into account all the terms and conditions of the Competing Proposal and the Amalgamation.

Tax Laws

means any and all federal, state, local and foreign laws applying income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other similar taxes (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Authority or Taxation Authority.

Taxation Authority

means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world or elsewhere exercising a fiscal, revenue, customs or excise function.

Third Party	means any person other than Sibanye or a member of the Sibanye Group.
Timetable	means the timetable setting out the intended sequencing of events required for the Amalgamation to become Effective, as set out in Schedule 2.
Transaction	means the acquisition of Aquarius by Sibanye under the Amalgamation or by such other means as may be agreed by the parties pursuant to this Agreement.
Transaction Documents

means this Agreement, the Amalgamation Agreement, Loan Agreement, any supplementary agreements entered into between the Parties on or around the date of this Agreement, and the other documents referred to in any of them.

UK	means the United Kingdom of Great Britain and Northern Ireland.
UK Disclosure and Transparency Rules	means the disclosure rules and the transparency rules made by the FCA pursuant to part VI of FSMA, as amended from time to time.
UK Listing Rules	means the listing rules made by the FCA pursuant to Part VI of FSMA, as amended from time to time.
UK Listing Authority	means the FCA in its capacity as the United Kingdom Listing Authority.
Warranty Claim	means a claim for breach of a representation or warranty in Clause 6.
Zimbabwe	means the republic of Zimbabwe.
Zimbabwean Competition Authorities	means the Zimbabwean Competition and Tariff Commission, as further described in the Zimbabwean Competition Legislation.
Zimbabwean Competition Legislation	means the Zimbabwean Competition Act (Chapter 14:28), and any regulations published thereunder.

1.2In this Agreement, unless the context otherwise requires, references to:

(a)statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

(b)Clauses, Schedules and Annexures are references to clauses hereof, schedules hereto and annexures hereto; references to Sub-clauses or Paragraphs are, unless otherwise stated, references to sub-clauses of the Clause or paragraphs of the Schedule in which the reference appears;

(c)the headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement;

(d)the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa;

(e)persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated;

(f)a document in “agreed form” are to that document in the form agreed between the Parties and initialled by them or attached as an appendix;

(g)“this Agreement" are to this Implementation Agreement and includes all Schedules and Annexures hereto;

(h)$ is to the lawful currency of the United States of America; and

(i)time in this Agreement is a reference to time in Bermuda, unless otherwise stated.

2.AMALGAMATION

2.1Agreement to propose and implement the Amalgamation

(a)Aquarius agrees to propose and implement the Amalgamation in accordance with the Companies Act and subject to the terms of this Agreement, and must use all reasonable endeavours to do so in accordance with the Timetable.

(b)Sibanye and BidCo agree to assist Aquarius to propose and implement the Amalgamation in accordance with the Companies Act and subject to the terms of this Agreement, and must use all reasonable endeavours to do so in accordance with the Timetable.

2.2Effect of the Amalgamation

(a)Upon the terms and conditions of this Agreement and Amalgamation Agreement, each of Aquarius and BidCo shall cause an application for registration of the Amalgamated Company to be submitted to the Registrar of Companies as provided by Section 108 of the Companies Act such that the Amalgamation shall become Effective at the Effective Time.

(b)As of the Effective Time, subject to the terms and conditions of this Agreement and the Amalgamation Agreement, each of BidCo and Aquarius shall be amalgamated and the Amalgamated Company shall continue after the Amalgamation.  The Parties acknowledge and agree that:-

(i)the Amalgamation shall be effected so as to constitute an “amalgamation” in accordance with Section 104 of the Companies Act;

(ii)Aquarius and BidCo shall continue as one company and the Amalgamated Company shall be deemed an “amalgamated company” as such term is understood under the Companies Act;

(iii)the name of the Amalgamated Company shall be “Sibanye Platinum Bermuda Proprietary Limited” and its registered office shall be c/o BeesMont Corporate Services Limited, 5th Floor Andrew’s Place, 51 Church Street, Hamilton HM 12, Bermuda;

(iv)the property of Aquarius and BidCo shall become the property of the Amalgamated Company;

(v)the Amalgamated Company shall continue to be liable for the obligations of each of Aquarius and BidCo;

(vi)an existing cause of action, Claim or liability to prosecution against Aquarius and/or BidCo shall be unaffected and may be enforced or pursued against the Amalgamated Company;

(vii)a civil, criminal or administrative action or proceeding pending by or against either Aquarius or BidCo may be continued to be prosecuted by or against the Amalgamated Company;

(viii)a conviction against or ruling, order, or judgment in favour of or against Aquarius or BidCo may be enforced by or against the Amalgamated Company; and

(ix)the Certificate of Amalgamation issued by the Registrar of Companies in Bermuda shall be deemed to be the certificate of incorporation of the Amalgamated Company; however the date of incorporation of a company is its original dates of incorporation and its amalgamation with another company does not alter its original date of incorporation.

(c)As of the Effective Time, the Memorandum of Association and Bye-laws of the Amalgamated Company shall be in the form agreed by the Parties as soon as practicable after the date of this Agreement (such agreement not to be unreasonably withheld or delayed) and included as Annexures A and B to the Amalgamation Agreement.

(d)The directors and officers of the Amalgamated Company listed in the Amalgamation Agreement shall be the initial directors and officers of the Amalgamated Company.

(e)From and after the Effective Time Aquarius Shareholders shall cease to have any rights as shareholders of Aquarius, except for the right to receive the Amalgamation Consideration.

3.AMALGAMATION CONSIDERATION

3.1Conversion

Subject to the terms and conditions of this Agreement and the Amalgamation Agreement, at the Effective Time, by virtue of the Amalgamation and without any action on the part of Sibanye,  BidCo or Aquarius, the Aquarius Shareholders or the holders of any share issued and outstanding in BidCo, the following shall occur:

(a)Conversion of Amalgamation Shares: Each Amalgamation Share issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive the Amalgamation Consideration.  The settlement of the Amalgamation Consideration shall be processed in accordance with Clause 16.

(b)Dissenting Shares: each Dissenting Share shall be cancelled and converted into the right to receive the fair value thereof (as determined in accordance with and subject to the provisions of Clause 3.3).

(c)Excluded Shares:  Notwithstanding anything in this Agreement to the contrary, each Aquarius Share that is owned by Aquarius or any of its subsidiaries immediately prior to the Effective Time and which is not subject to an Encumbrance (Excluded Shares) shall, by virtue of the Amalgamation and without any further action on the part of the holder of the Excluded Shares, be cancelled and shall cease to exist and no Amalgamation Consideration shall be delivered in respect of the Excluded Shares.

(d)BidCo Shares: Each BidCo Share issued and outstanding immediately prior to the Effective Time shall be converted into and become a share of the Amalgamated Company which shall be wholly owned (directly or indirectly) by Sibanye.

3.2Certain Aquarius Shares Adjustments

There shall be an appropriate adjustment to reflect fully and equitably the effect of any share split, reverse share split, share consolidation, share subdivision, share bonus issue, share dividend, reorganisation, recapitalisation, reclassification or other similar event that occurs between the date of this Agreement and the Effective Time with respect to the Aquarius Shares in order to provide the Aquarius Shareholders with the same economic effect as contemplated by this Agreement and the Amalgamation Agreement prior to any such event; provided that nothing in this Clause 3.2 shall be construed to permit Aquarius to take any action with respect to its securities that is prohibited by the terms of this Agreement or the Amalgamation Agreement.

3.3Dissenting Shares

At the Effective Time, notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall be cancelled and converted into the right to receive the fair value thereof under the Companies Act.  Aquarius shall give BidCo:

(a)prompt notice of:

(i)any demands for appraisal of Dissenting Shares or attempted withdrawal or withdrawals of such demands received by Aquarius and any other instruments served under the Companies Act and received by Aquarius relating to any Dissenting Shareholder’s right to be paid the fair value of such Dissenting Shareholder’s Dissenting Shares; and

(ii)to Aquarius’ knowledge, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares; and

(b)to the extent permitted by applicable Law, the opportunity to participate with Aquarius in any and all negotiations and proceedings with respect to any written demands for appraisal under the Companies Act.  Neither Aquarius nor BidCo shall, without the prior written consent of the other Party, voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the Companies Act.

4.CONDITIONS TO COMPLETION

4.1Amalgamation will not become Effective until Conditions satisfied

Subject to this Clause 4, the Amalgamation will not become Effective unless and until each Condition is satisfied or waived under Clause 4.2 and the Certificate of Amalgamation is issued.

4.2Conditions

The Conditions are as follows:

Condition		Party entitled to benefit	Party responsible
(a)

No restraint adversely affecting Conditions Fulfilment

No order, injunction or other decision or ruling issued or made by any court, tribunal, regulatory authority or other legal restraint or prohibition preventing the Amalgamation or otherwise preventing Conditions Fulfilment is in effect, pending or threatened at 5:00 pm on the day before the Conditions Fulfilment Date.

		Sibanye, BidCo and Aquarius	Sibanye, BidCo and Aquarius
(b)

Sibanye Regulatory Approvals are obtained

The Sibanye Regulatory Approvals are obtained or deemed to be obtained in accordance with Clause 4.4 by no later than 5.00 pm on the day that is 15 Business Days prior to the End Date and are not thereafter withdrawn prior to the Effective Time.

		Sibanye and BidCo, but cannot be waived	Sibanye and BidCo
(c)

Aquarius Regulatory Approvals are obtained

The Aquarius Regulatory Approvals are obtained or deemed to be obtained in accordance with Clause 4.4 by no later than 5.00 pm on the day that is 15 Business Days prior to the End Date and are not thereafter withdrawn prior to the Effective Time.

		Aquarius, but cannot be waived	Aquarius
(d)	Independent Expert's Report The Independent Expert issues the Independent Expert's Report before the Notice of Amalgamation Meeting is dispatched to Aquarius Shareholders.	Aquarius	Aquarius
(e)	Aquarius Shareholder Approval Aquarius Shareholder Approval is obtained at the Amalgamation Meeting.	Sibanye, BidCo and Aquarius, but cannot be waived	Aquarius
(f)	BidCo Shareholder Approval BidCo Shareholder Approval is obtained prior to 5.00 pm on the day before the Conditions Fulfilment Date.	Aquarius, but cannot be waived	Sibanye and BidCo

(g)

Receipt of Aquarius Completion Deliverables

BidCo's Attorneys have received a copy of the Amalgamation Agreement executed in escrow on behalf of Aquarius and the other Aquarius Completion Deliverables prior to 5.00 pm  on the day before the Conditions Fulfilment Date.

		Sibanye and BidCo, but cannot be waived	Aquarius
(h)

Receipt of BidCo Completion Deliverables

Aquarius’ Attorneys have received a copy of the Amalgamation Agreement executed in escrow by BidCo and the other BidCo Completion Deliverables prior to 5.00 pm on the day before the Conditions Fulfilment Date.

		Aquarius, but cannot be waived	Sibanye and BidCo
(i)

Aquarius representations and warranties

Each of the representations and warranties given or made by Aquarius under Clauses 6.2 and 6.3 is true and correct in all material respects as at each time it is given or made.

		Sibanye and BidCo	Aquarius
(j)

Sibanye and BidCo representations and warranties

Each of the representations and warranties given or made by Sibanye and BidCo under Clauses 6.2 and 6.4 is true and correct in all material respects as at the time it is given or made.

		Aquarius	Sibanye and BidCo
(k)	No Material Adverse Change No Material Adverse Change occurs between the date of this Agreement and 5.00 pm on the day before the Conditions Fulfilment Date.	Sibanye and BidCo	Aquarius
(l)

Third Party Consents

Prior to 5.00 pm on the day before the Meeting Date, Aquarius shall procure the written consent of all such Persons as may be required in order to enter into and implement this Agreement, including (without limitation):

(i)Implats, to the extent that this may be required under the shareholders agreement entered into between Implats and Aquarius in respect of Mimosa Investments Limited (Registration No. 26645/6593); and

(ii)RMB to the extent that this may be required in respect of the encumbrances over certain of the Aquarius Shares in favour of RMB.

In relation to (i) and (ii), to the extent that such consent is not required, failure to obtain that consent shall not constitute a failure to satisfy this Condition 4.2(l).

		Sibanye and BidCo	Aquarius

4.3Waiver of Conditions

(a)If, according to the table in Clause 4.2, a Condition has been included for the benefit of one Party only, only that Party may, in its sole and absolute discretion, waive the breach or non-fulfilment of the Condition,  except where expressly stated that the Condition may not be waived.

(b)If, according to the table in Clause 4.2, a Condition has been included for the benefit of both Parties, the breach or non-fulfilment of the Condition may be waived only by the consent of both Parties.

(c)Notwithstanding Clauses 4.3(a) and 4.3(b), a Party for whose benefit a Condition has been included must not waive the Condition if it would result in a breach of Law or, according to the table in Clause 4.2, the Condition cannot be waived.

(d)The breach or non-fulfilment of a Condition may only be waived in writing.

(e)If a Party waives the breach or non-fulfilment of a Condition, that waiver precludes the Party from suing another Party for any breach of this Agreement that resulted in the breach or non-fulfilment of the Condition.

4.4Regulatory Approvals

(a)Notwithstanding the Relevant Dates for obtaining the Sibanye Regulatory Approvals and the Aquarius Regulatory Approvals, as specified in Clauses 4.2(b) and 4.2(c) respectively, the Parties:

(i)acknowledge that receipt of the Sibanye Regulatory Approvals and the Aquarius Regulatory Approvals are required in order to set the Conditions Fulfilment Date (in accordance with Clause 5.1), to enable Conditions Fulfilment to occur and subsequently for the Amalgamation to become Effective; and

(ii)agree, without limiting the generality of Clause 4.5(a), to each use their reasonable endeavours to procure that the Sibanye Regulatory Approvals and the Aquarius Regulatory Approvals are obtained as soon as practicable after the date of this Agreement.

(b)For the purposes of Clauses 4.2(b) and 4.2(c), where the relevant Governmental Authority has granted a  conditional approval, the relevant Sibanye Regulatory Approval or Aquarius Regulatory Approval (as the case may be), shall be deemed to have been obtained if any such condition(s) cannot reasonably be considered to have a material adverse effect on the value of Aquarius Shares.  It is, however, recorded and agreed that the aforementioned proviso does not apply in respect of any approval required by South African Competition Legislation or Zimbabwean Competition Legislation, which must be obtained on an unconditional basis or on such conditions as are acceptable to Sibanye.

4.5Fulfilment of Conditions

Each of Sibanye,  BidCo and Aquarius must:

(a)use its reasonable endeavours (other than by waiver) to ensure and procure that each Condition for which, according to the table in Clause 4.2, it is responsible for is satisfied as soon as practicable after the date of this Agreement and continues to be satisfied at all times until the last time it is to be satisfied (as the case may require), with a view to the Effective Time occurring before the End Date;

(b)in respect of any Condition for which, according to the table in Clause 4.2, both Parties are responsible, then each Party shall co-operate with the other in good faith and provide such assistance as may be reasonably requested by the other to ensure and procure that the Condition is satisfied as soon as practicable after the date of this Agreement and continues to be satisfied at all times until the last time it is to be satisfied (as the case may require), with a view to the Effective Time occurring before the End Date;

(c)save as where permitted by this Agreement or contemplated by the Transaction, not take any action or refrain from taking any action (except as required by Law) designed or intended, or reasonably likely, to prevent any of the Conditions being satisfied or which would otherwise reasonably be expected to result in any Condition not being satisfied, without the prior consent of the other;

(d)keep the other promptly and reasonably informed of the steps it has taken and of its progress towards satisfaction of the Conditions;

(e)promptly inform the other of any circumstances that it becomes aware of which may result in any of the Conditions not being satisfied in accordance with its terms; and

(f)promptly advise the other after becoming aware of the satisfaction of a Condition.

4.6Condition is not fulfilled or waived

If:

(a)a Condition has not been fulfilled by the Relevant Date or has been breached, and (if capable of being waived) such non-fulfilment or breach is not waived in accordance with Clause 4.3;

(b)the Effective Time does not occur on or prior to the End Date; or

(c)there is an act, failure to act, event or occurrence which will:

(i)prevent a Condition being fulfilled by the Relevant Date; or

(ii)prevent the Amalgamation becoming Effective by the End Date, or

(iii)otherwise result in a Condition being incapable of satisfaction (and the breach or non-fulfilment of the Condition which would otherwise occur or has occurred has not been waived in accordance with Clause 4.3), then, BidCo and Aquarius must consult in good faith for a period of at least ten (10) Business Days to determine whether:

(d)the Transaction may proceed by way of alternative means or methods so as to achieve a commercial outcome which is substantially the same as that achieved by the Amalgamation; and/or

(e)to extend the Relevant Date or the End Date, or both.

4.7Automatic extension to the End Date for Regulatory Approvals

(a)Without limiting the Parties' obligations pursuant to Clause 4.6, if the Amalgamation does not become Effective by the End Date by reason of the fact that a determination in respect of an Aquarius Regulatory Approval or a Sibanye Regulatory Approval required to satisfy the Condition set out in Clause 4.2(b) or 4.2(c), respectively, has not yet been made (and, as a result, Conditions Fulfilment cannot occur), then BidCo and Aquarius hereby agree that the End Date will automatically be extended (once only) such that the End Date becomes the date that is nine (9) months after the date of this Agreement.

(b) If an extension of the End Date is made pursuant to Clause 4.6 to a date that is less than nine (9) months after the date of this Agreement then this Clause 4.7 will apply to automatically extend the End Date for such a period as results in the End Date becoming the date that is nine (9) months after the date of this Agreement.

(c)Nothing in this Clause 4.7 shall prevent the Parties from agreeing under Clause 4.6 to an extension of the End Date to a date that is later than nine (9) months after the date of this Agreement, in which case this Clause 4.7 will not apply.

5.COMPLETION

5.1Conditions Fulfilment

(a)BidCo and Aquarius will agree the Conditions Fulfilment Date by written notice as soon as practicable after Aquarius Shareholder Approval has been obtained at the Amalgamation Meeting and the Sibanye Regulatory Approvals and Aquarius Regulatory Approvals have been obtained.

(b)The Conditions Fulfilment Date must take place on or prior to the End Date but after the satisfaction or waiver (if applicable) of each Condition, other than the Conditions in Clauses  4.2(b),  4.2(c),  4.2(e). 4.2(f), 4.2(g) and 4.2(h) which cannot be waived.

(c)On the Conditions Fulfilment Date, or as soon as possible thereafter, Aquarius shall make a public Announcement in a form approved by BidCo which may be a joint Announcement with Sibanye to include the following statements:

(i)Conditions Fulfilment has occurred and all Conditions have been met to the Parties’ satisfaction or otherwise waived in accordance with Clause 4.3;

(ii)the date on which trading in Aquarius Shares will be suspended from trading on each relevant exchange; and

(iii)the Record Date for determining entitlements to the Amalgamation Consideration.

5.2Location

Conditions Fulfilment will take place at the offices of Aquarius’ Attorneys (or at such other place as the Parties may agree in writing).

5.3Aquarius Completion Deliverables

At or prior to Conditions Fulfilment,  Aquarius must deliver or procure the delivery to BidCo or BidCo's Attorney of the following Aquarius Completion Deliverables:

(a)Certified resolutions of the board of directors of Aquarius at a meeting of the board duly called and held  approving (1) the entry into, and implementation of, this Agreement, the Amalgamation Agreement and the other Transaction Documents to which it is a party; (2)  subject to the opinion of the Independent Expert, the Amalgamation Consideration as constituting fair value for the Aquarius Shares; and (3) such other matters as may have been agreed between the Parties.

(b)A certified copy of the Aquarius Shareholder Approval approving the Amalgamation and the entry into, and implementation of, the Amalgamation Agreement.

(c)An original of the Amalgamation Agreement duly executed as a deed on behalf of Aquarius.

(d)A certificate of compliance issued by the Registrar of Companies in respect of Aquarius.

(e)Letters of resignation from all of the current directors and officers of Aquarius to be effective at the Effective Time.

(f)The Aquarius Statutory Declaration.

5.4BidCo Completion Deliverables

At Conditions Fulfilment,  BidCo must deliver or procure the delivery to Aquarius or Aquarius' Attorney of the following BidCo Completion Deliverables:

(a)The BMA Approval.

(b)Certified resolutions of the board of directors of BidCo and of the board of directors and sole shareholder of BidCo, i.e. Sibanye, approving this Agreement, the Amalgamation Agreement and the other Transaction Documents.

(c)An original of the Amalgamation Agreement duly executed as a deed on behalf of BidCo.

(d)A  certificate of compliance issued by the Registrar of Companies in respect of BidCo.

(e)The BidCo Statutory Declaration.

5.5Effective Time

(a)Upon satisfaction of the obligations under Clause 5.3 and 5.4, BidCo and Aquarius must procure that the necessary documents are filed with the Registrar of Companies such that the Amalgamation becomes Effective at the Effective Time.

(b)The Amalgamation shall become Effective without any further action upon the issuance of the Certificate of Amalgamation showing the Effective Time.

(c)The Effective Time must take place prior to the End Date (as may be extended pursuant to Clauses 4.6 or 4.7).

6.representations and WARRANTIES

6.1Preliminary

(a)Each Party acknowledges that Aquarius, or BidCo and Sibanye (as applicable) have executed this Agreement and agreed to take part in the Transaction on the basis of, and in reliance on, the representations and warranties that are in Clauses 6.2,  6.3 and 6.4 (as applicable).

(b)Each of the representations and warranties by Aquarius in Clause 6.3 are qualified by any fact,  matter or circumstance:

(i)fairly disclosed in the Due Diligence Information;

(ii)fairly disclosed in any reasonably available and easily accessible public information;

(iii)the subject of public disclosure on a relevant securities exchange by Aquarius prior to the date of this Agreement; or

(iv)expressly contemplated by this Agreement.

(c)Each representation and warranty given or made under Clauses 6.2,  6.3 and 6.4 is given:

(i)as at the date of this Agreement;

(ii)as at 5:00 p.m. on the day before the Meeting Date;

(iii)as at 5:00 pm on the day before the Conditions Fulfilment Date;

(iv)immediately before the Effective Time.

(d)Aquarius shall ensure that neither Aquarius nor any other member of the Aquarius Group does anything during the Interim Period which would be materially inconsistent with any of the representations and warranties in Clauses 6.2 and 6.3, breach any such representations and warranties or cause any such representations or warranties to be untrue or misleading.

(e)Sibanye and BidCo shall ensure that neither Sibanye,  BidCo nor any other member of the Sibanye Group does anything during the Interim Period which would cause any of the representations or warranties in Clauses 6.2 and 6.4 to be untrue or misleading on the relevant date under Clause 6.1(c).

(f)If, at any time during the Interim Period, a Party becomes aware that a representation and warranty given by it has been materially breached, is untrue or is misleading in a material respect, or has a reasonable expectation that any of those things will occur, it shall immediately:

(i)notify the other Parties of the relevant occurrence in sufficient detail to enable them to make an accurate assessment of the situation; and

(ii)if requested by any of the other Parties, use its commercially reasonable efforts to prevent or remedy the notified occurrence.

(g)Each of the representations and warranties in this Agreement is separate and, unless otherwise specifically provided, is not limited by reference to any other representation and warranty or any other Provision in this Agreement.

6.2Mutual representations and warranties

BidCo and Sibanye each severally represent and warrant to Aquarius in respect of itself, and Aquarius represents and warrants to each of BidCo and Sibanye, that (subject to fulfilment or waiver of any relevant Conditions):

(a)(power) it has full legal capacity and power to:

(i)own its property and to carry on its business; and

(ii)enter into this Agreement, the Amalgamation Agreement and the other Transaction Documents to which it is a party and carry out the transactions that each of the Transaction Documents (as applicable) contemplates in accordance with its terms;

(b)(corporate authority) it has taken all corporate action that is necessary or desirable to authorise it entering into this Agreement, the Amalgamation Agreement and the other Transaction Documents to which it is a party and carrying out the transactions that each of the Transaction Documents (as applicable) contemplates in accordance with its terms;

(c)(Authorisations) it holds each Authorisation that is necessary or desirable to:

(i)enable it to properly execute this Agreement, the Amalgamation Agreement and the other Transaction Documents to which it is a party and to carry out the transactions that each of the Transaction Documents (as applicable) contemplates in accordance with its terms;

(ii)ensure that this Agreement, the Amalgamation Agreement and the other Transaction Documents to which it is a party are legal, valid, binding and admissible in evidence;

(iii)enable it to properly carry on its business in accordance with all applicable Laws; and

(iv)comply with any conditions to which any such Authorisation is subject;

(d)(Agreement effective) this Agreement, the Amalgamation Agreement and the other Transaction Documents to which it is a party constitutes its legal, valid and binding obligations, enforceable against it in accordance with their terms;

(e)(no contravention) neither its execution of this Agreement, the Amalgamation Agreement or the other Transaction Documents to which it is a party nor the carrying out by it of the transactions that it contemplates in accordance with their terms, does or will contravene:

(i)any Law to which it or any of its property is subject or any order of any Governmental Authority that is binding on it or any of its property;

(ii)any Authorisation held by it;

(iii)any undertaking or instrument binding on it or any of its property; or

(iv)its constitution or memorandum of association and bye-laws (however described);

(f)(no Insolvency Event) neither it nor any of its Subsidiaries is affected by an Insolvency Event, in each case which would be reasonably likely to be material to the relevant Group;

(g)(not representative capacity) it is not entering into this Agreement or the Amalgamation Agreement as trustee of any trust or settlement or otherwise in a representative capacity;

(h)(information provided to the Independent Expert) all information provided by it to the Independent Expert will be provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert's Report; and

(i)(no other approvals necessary) to its knowledge, no consents, approvals or other acts by a Governmental Authority are necessary to in order for the Amalgamation to become Effective other than the Aquarius Regulatory Approvals and the Sibanye Regulatory Approvals.

6.3Aquarius representations and warranties

Aquarius represents and warrants to each of Sibanye and BidCo that:

(a)(status) it is a Bermuda exempted company and is duly organised, validly existing and in good standing under the laws of Bermuda;

(b)(Due Diligence Information not false or misleading)  Aquarius has not knowingly:

(i)omitted to disclose information to Sibanye or BidCo, the disclosure of which might reasonably be expected to have resulted in Sibanye or BidCo deciding not to proceed with the Amalgamation, or entering into this Agreement on materially different terms; or;

(ii)included anything materially false or misleading in the Due Diligence Information;

(c)(Aquarius Provided Information) as at the date of dispatch of the Notice of Amalgamation Meeting, the Aquarius Provided Information in the Notice of Amalgamation Meeting will not contain any material statement which is false or misleading (including because of any material omission) and will comply in all material respects with the requirements of any applicable Law or rule or requirement of any relevant securities exchange, including the Companies Act, ASX Listing Rules, UK Listing Authority and the JSE Listings Requirements;

(d)(continuous disclosure)  Aquarius is in compliance in all material respects with its continuous disclosure obligation under ASX Listing Rule 3.1, the UK Disclosure and Transparency Rule 2.2, the JSE Listings Requirement 3.4(a) and, except for information contained in the Announcement to be made in accordance with Clause 8(a), there is no information that is being withheld from disclosure in reliance on ASX Listing Rule 3.1A, the UK Disclosure and Transparency Rule 2.5 and the JSE Listings Requirement 3.1;

(e)(complied with applicable laws)  to the best of its knowledge, each member of the Aquarius Group has complied in all material respects with all applicable Laws, the ASX Listing Rules, the requirements of the UK Listing Authority and the JSE Listings Requirements;

(f)(Material Contracts):

(i)To the best of its knowledge,  no member of the Aquarius Group has received any notice of termination in respect of any Material Contract and none of them are aware of any intention on the part of any Person to terminate any Material Contract (at any time) or any circumstances which have given rise to, or are reasonably likely to give rise to, a right on the part of a counterparty to a Material Contract to terminate that contract or to accelerate the exercise or performance of any right or obligation under that contract (whether with the giving of notice, lapse of time or otherwise);

(ii)For the avoidance of doubt, the representation in (i) above shall not be taken to have been breached or to be untrue by virtue of the Material Contract identified in paragraph (e) of the definition of Material Contract expiring or terminating in accordance with its terms.

(g)(Mining Titles):

(i)The Mining Titles are legally and beneficially held by a member of the Aquarius Group free from all Encumbrances (except for Permitted Encumbrances) and to the best of its knowledge, are in good standing and are not liable to forfeiture and to the best of its knowledge, there is no matter which is likely to prejudice the renewal of the Mining Titles or which might adversely affect the rights or benefits conferred by the Mining Titles;

(ii)to the best of its knowledge, no Aquarius Group member has received in writing, nor is aware of any facts, circumstances or unremedied breaches which would give rise to the cancellation, forfeiture, suspension or early termination of any of the Mining Titles or the imposition of any new conditions under any of the Mining Titles; and

(iii)to the best of its knowledge, there are no actions, Claims or other proceedings pending or threatened against an Aquarius Group member in any court or other tribunal which in any way might call into question the title of any of the Mining Titles.

(h)(no litigation)  to the best of its knowledge, there is no material litigation, arbitration, mediation, conciliation or administrative proceedings taking place, pending or threatened which, if adversely decided, could reasonably be expected to result in a liability on the part of the Aquarius Group of more than $25 million in aggregate or otherwise result in a Material Adverse Change;

(i)(details of Aquarius issued capital)  Aquarius has 1,507,106,778 Aquarius Shares on issue as at the date of this Agreement and, save for (A) the 4% convertible bonds due December 2015; (B) any securities set out in the Accepted Securities Schedule; and (C) any other securities on issue at the date of this Agreement which have previously been disclosed to each relevant securities exchange prior to the date of this Agreement,  Aquarius:

(i)does not have any other shares, options, performance rights or other securities on issue (including any securities, rights or other instruments which may convert into, or may entitle a person to receive, shares or other securities); and

(ii)is not under any actual or contingent obligation to issue, convert or cancel any securities; and

6.4Sibanye and BidCo representations and warranties

Sibanye and BidCo each severally represent and warrant to Aquarius that:

(a)(status of Sibanye)  Sibanye is a South African limited liability company and is duly organised, validly existing and in good standing under the laws of South Africa;

(b)(status of BidCo)  BidCo is a Bermuda exempted limited liability company and is duly organised, validly existing and in good standing under the laws of Bermuda;

(c)(Sibanye Provided Information) as at the date of dispatch of the Notice of Amalgamation Meeting, the Sibanye Provided Information in the Notice of Amalgamation Meeting will not contain any material statement which is false or misleading (including because of any material omission) and will comply in all material respects with the requirements of any applicable Law or rule or requirement of any relevant securities exchange, including the Companies Act, the UK Listing Authority and the JSE Listings requirements; and

(d)(capacity to fund Amalgamation Consideration) as at 5.00 pm on the Business Day before the date on which the Effective Time occurs, either BidCo or Sibanye will have available to it sufficient cash amounts (whether from internal cash resources or external funding arrangements or a combination of both) on an unconditional basis to satisfy its obligation to pay the aggregate Amalgamation Consideration in accordance with this Agreement.

7.general obligations of the parties

7.1Each of BidCo and Aquarius agree to do, execute and perform such further acts, deeds, documents and things as may reasonably be required in order to effect the Amalgamation.

7.2Without limiting the generality of Clause 7.1,  BidCo and Aquarius agree not to act in a manner inconsistent with the Amalgamation becoming Effective.

7.3Failure by a Party to meet any timeframe or deadline set out in the Timetable will not constitute a breach of this Agreement to the extent that such failure is due to circumstances and matters outside the Party’s control.

8.Aquarius' specific obligations

Without limiting the generality of Clause 7.1,  Aquarius must take all necessary steps to propose and implement the Amalgamation as expeditiously as practicable and use all reasonable endeavours to do so in accordance with the Timetable, including taking each of the following steps:

(a)(Announcement) immediately following execution of this Agreement (or as otherwise agreed by BidCo and Aquarius), Aquarius must issue a public Announcement in respect of the execution of this Agreement in a form approved by BidCo which may be a joint Announcement with Sibanye and includes a statement that each Aquarius Director:

(i)recommends that Aquarius Shareholders vote in favour of the Amalgamation; and

(ii)who holds or otherwise has the power to exercise or control the exercise of the votes attached to Aquarius Shares intends to vote (or direct the voting of) those Aquarius Shares in favour of the Amalgamation subject to:

(iii)there being no Superior Proposal; and

(iv)the Independent Expert concluding and continuing to conclude that the Amalgamation is fair and reasonable to, and is in the best interests of, Aquarius Shareholders.

(b)(maintenance of recommendation and voting intention)  use its best endeavours to ensure that no Aquarius Director changes or withdraws in any Announcement or other public statement the recommendation in Clause 8(a)(i) or the voting intention in Clause 8(a)(ii), unless:

(i)a Superior Proposal is made and Aquarius has complied with all of its obligations under Clause 14 in respect of that Superior Proposal such that it is permitted by Clause 14.5 to enter into an agreement or arrangement in relation to the implementation of that Superior Proposal; or

(ii)the Independent Expert concludes in the Independent Expert’s Report, or in any written update to that report, that the Amalgamation is not fair, not reasonable,  or not in the best interests of Aquarius Shareholders;

(c)(Aquarius Regulatory Approvals) consult with BidCo on all aspects of communications with Governmental Authorities in relation to the Transaction and, as expeditiously as practicable:

(i)apply for the Aquarius Regulatory Approvals and provide BidCo with a copy of all applications lodged;

(ii)take all steps for which it is responsible in the approval process;

(iii)respond to requests for information from the relevant Governmental Authorities in relation to the Aquarius Regulatory Approvals at the earliest practicable time;

(iv)provide BidCo with all information reasonably requested in connection with the applications for Sibanye Regulatory Approvals; and

(v)so far as it is able to do so, at BidCo's request, allow representatives of BidCo the opportunity to be present at any meetings with any Governmental Authority about the Aquarius Regulatory Approvals;

(d)(Independent Expert’s Report):

(i)commission the preparation of the Independent Expert's Report and provide all assistance and information reasonably requested by the Independent Expert to enable it to prepare the Independent Expert’s Report; and

(ii)provide BidCo with a final copy of the Independent Expert's Report received by Aquarius from the Independent Expert;

(e)(prepare Notice of Amalgamation Meeting) as expeditiously as practicable following the date of this Agreement, prepare and finalise the Notice of Amalgamation Meeting in accordance with Clause 10;

(f)(dispatch Notice of Amalgamation Meeting) as expeditiously as practicable following the finalisation of the Notice of Amalgamation Meeting (and with the prior written consent of BidCo to the inclusion of the Sibanye Provided Information), dispatch a copy of the Notice of Amalgamation Meeting to each Aquarius Shareholder;

(g)(information) subject to all applicable Laws, provide BidCo with such information and assistance as BidCo may reasonably request from time to time for the purpose of soliciting votes in favour of the Amalgamation; and

(h)(amalgamation result) following the Amalgamation Meeting and not later than 5.00pm:

(i)deliver to BidCo’s Attorneys a certificate setting out the voting results from the Amalgamation Meeting; and

(ii)announce on each relevant securities exchange the voting results of the Amalgamation Meeting.

9.Sibanye and BidCo's obligations

Without limiting the generality of Clause 7.1,  Sibanye and BidCo must take all necessary steps within their control to propose and implement the Amalgamation as expeditiously as practicable and use all reasonable endeavours to do so in accordance with the Timetable, including taking each of the following steps:

(a)(Announcement) immediately following execution of this Agreement (or as otherwise agreed by BidCo and Aquarius), ensure that Sibanye issues a public Announcement in respect of the execution of this Agreement in a form approved by Aquarius (and which may be a joint Announcement with Aquarius) that each Sibanye Director considers the Amalgamation to be in the best interests of Sibanye Shareholders;

(b)(Sibanye Regulatory Approvals) as expeditiously as practicable apply for the Sibanye Regulatory Approvals and provide Aquarius with a copy of all lodged applications and keep Aquarius reasonably informed of the progress towards obtaining such approvals;

(c)(Independent Expert’s Report) provide all assistance and information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert’s Report;

(d)(Sibanye Provided Information) provide all assistance necessary in relation to the Notice of Amalgamation Meeting, including providing Aquarius with the Sibanye Provided Information in accordance with Clause 10;

(e)(BidCo Shareholder Approval) obtain the BidCo Shareholder Approval;

(f)(Amalgamation Consideration) if the Amalgamation becomes Effective pay (or procure the payment of) the aggregate Amalgamation Consideration payable to the Amalgamation Participants in accordance with Clause 16.

10.preparation of the notice of amalgamation meeting

10.1Preparation

Without limiting the generality of Clause 7.1:

(a)(Aquarius Provided Information)  Aquarius must take all reasonable steps to ensure that the Aquarius Provided Information included in the Notice of Amalgamation Meeting:

(i)complies with the requirements of any applicable Law or rule or requirement of any relevant securities exchange or Governmental Authority, including the Companies Act, the ASX Listing Rules, the UK Listing Authority and the JSE Listings Requirements;

(ii)is not, having regard to the applicable disclosure requirements, misleading or deceptive in any material respect (including because of any material omission); and

(iii)unless any of Clauses 8(a)(iii) or 8(a)(iv) apply, Aquarius must include statements (which are displayed prominently) that the Aquarius Directors give the recommendation on the terms set out in Clause 8(a)(i) and have the voting intention on the terms set out in Clause 8(a)(ii); and

(b)(Sibanye Provided Information) Sibanye and BidCo must take all reasonable steps to ensure that the Sibanye Provided Information included in the Notice of Amalgamation Meeting:

(i)complies with the requirements of any applicable Law or rule or requirement of any relevant securities exchange or Governmental Authority, including the Companies Act, the ASX Listing Rules, the UK Listing Authority and the JSE Listings Requirements; and

(ii)is not, having regard to the applicable disclosure requirements, misleading or deceptive in any material respect (including because of any material omission).

10.2Consultation on the Notice of Amalgamation Meeting

Without limiting the generality of Clause 7.1,  Aquarius must consult with BidCo regarding the Notice of Amalgamation Meeting and:

(a)provide drafts of the Notice of Amalgamation Meeting for the purposes of enabling BidCo to comment on those documents; and

(b)take into account reasonable comments made by or on behalf of BidCo when producing revised drafts of the Notice of Amalgamation Meeting.

10.3Further Aquarius Provided Information

Subject to applicable Law, after consulting in good faith with BidCo as to the need for, and form of, any supplementary disclosure, provide to Aquarius Shareholders as soon as practicable all such further or new information which may arise or become known after the Notice of Amalgamation Meeting has been dispatched which is necessary to ensure that the Aquarius Provided Information:

(a)is not, having regard to the applicable disclosure requirements, false, misleading or deceptive in any material respect (including because of any material omission); and

(b)complies with the requirements of any applicable Law or rule or requirement of any relevant securities exchange or Governmental Authority, including the Companies Act, the UK Listing Authority and the JSE Listings Requirements.

10.4Further Sibanye Provided Information

BidCo must promptly:

(a)inform Aquarius in writing if it becomes aware that the Sibanye Provided Information is or has become misleading or deceptive in any material respect (including because of any material omission) or otherwise does not comply with the requirements of any applicable Law or rule or requirement of any relevant securities exchange or Governmental Authority, including the Companies Act, the UK Listing Authority and the JSE Listings Requirements; and

(b)provide to Aquarius such further or new information which may arise after the Notice of Amalgamation Meeting has been finalised or dispatched as may be necessary to ensure that the Sibanye Provided Information is not, having regard to applicable disclosure requirements, false, misleading or deceptive in any material respect (including because of any material omission) or otherwise does not comply with the requirements of any applicable Law or rule or requirement of any relevant securities exchange, including the Companies Act, the ASX Listing Rules, the UK Listing Authority and the JSE Listings Requirements, provided that Aquarius may  not disclose any such information without the prior written consent of BidCo (not to be unreasonably withheld or delayed).

10.5Responsibility statement

Aquarius and BidCo agree that the Notice of Amalgamation Meeting will contain a statement clearly identifying the Aquarius Provided Information and the Sibanye Provided Information and providing that each Party is responsible for the information relating to them and does not accept responsibility for the information relating to the other Party.

11.INTERIM PERIOD

11.1During the Interim Period,  Aquarius must conduct, and must procure that each of its Subsidiaries conducts, its business in the ordinary and proper course and in a manner consistent with the business plan disclosed to Sibanye prior to the date of this Agreement, a copy of which has been signed for identification by each of the Parties and provided to Sibanye and BidCo (Accepted Plan).

11.2Without limiting Clause 11.1, other than with the prior approval of BidCo or Sibanye (which must not be unreasonably withheld or delayed) or as required by this Agreement, Aquarius must not, during the Interim Period take any action which could reasonably be expected to:

(a)give rise to an Aquarius Prescribed Event; or

(b)result in Aquarius:

(i)producing less than 85% of the total 4E Oz Production (platinum, palladium, rhodium and gold, in any mix);

(ii)milling less than 85% of the planned underground tonnes milled;

(iii)overspending more than 15% of the planned on-mine cash costs; or

(iv)spending less than 75% of the planned capital expenditure,

provided that the prior approval of BidCo or Sibanye is not required to the extent that any deviation from the agreed thresholds is not as a result of the fault of Aquarius.

Each of the above percentages is referrable to the Accepted Plan (on an annualised basis).

11.3Without limiting Clauses  11.1 or 11.2, during the Interim Period, Aquarius must give to BidCo or Sibanye, as soon as possible, full details of any material change in the business of the Aquarius Group, financial position or assets of Aquarius and any other member of the Aquarius Group.

12.Releases

12.1Aquarius directors and officers

(a)Each of Sibanye and BidCo releases its rights and agrees with Aquarius that it will not make a claim against any Aquarius Indemnified Party as at the date of this Agreement in connection with:

(i)any breach of any representations, covenants or warranties of Aquarius;

(ii)any disclosures containing any statement which is false or misleading whether in content or by omission.

(b)Clause 12.1(a) does not exclude an Aquarius Indemnified Party from any liability which may arise from fraud or dishonesty in relation to the Company on the part of the person.

(c)Clause 12.1(a) is subject to any restriction under any applicable Law and will be read down accordingly.

(d)Aquarius receives and holds the benefit of Clause 12.1(a) for each Aquarius Indemnified Party as trustee for that Aquarius Indemnified Party.

12.2BidCo and Sibanye directors and officers

(a)Aquarius releases its rights and agrees with BidCo and Sibanye that it will not make a claim against any Sibanye Indemnified Party (other than BidCo,  Sibanye or another member of the Sibanye Group) as at the date of this Agreement in connection with:

(i)any breach of any representations, covenants or warranties of BidCo or Sibanye;

(ii)any disclosures containing any statement which is false or misleading whether in content or by omission.

(b)Clause 12.1(a) does not exclude a Sibanye Indemnified Party from any liability which may arise from fraud or dishonesty on the part of the person.

(c)Clause 12.2(a) is subject to any restriction under any applicable Law and will be read down accordingly.

(d)Sibanye and BidCo each receives and holds the benefit of Clause 12.2(a) for each Sibanye Indemnified Party as trustee for that Sibanye Indemnified Party.

12.3Director’s and officer’s indemnities and insurance

Subject to the Amalgamation becoming Effective and the Transaction completing, each of Sibanye and BidCo undertakes in favour of Aquarius and each Aquarius Indemnified Party that it will:

(a)ensure that each Aquarius Indemnified Party will retain the benefit of any deed of indemnity, access and insurance entered into in favour of them prior to the Effective Time (provided that each such deed is on terms and conditions not materially more favourable to the relevant Aquarius Indemnified Party than those terms and conditions disclosed by Aquarius to Sibanye in writing prior to or on the date of this Agreement); and

(b)without limiting the foregoing, ensure that directors’ and officers’ run-off insurance cover for their respective directors and officers is maintained for a period of 7 years from the retirement date of each director and officer (and Aquarius may, at its election, pay any amounts necessary to ensure such maintenance upfront prior to implementation of the Amalgamation).

13.standstill

13.1Restrictions

Subject to Clause 13.2,  for a period of six months following the date of this Agreement, each Party (Restricted Party) must not, and must procure that each of its Subsidiaries does not:

(a)acquire or offer or agree to acquire:

(i)any Relevant Interest in shares or other securities of the other Party (Protected Party); or

(ii)any other direct or indirect interest in any shares or other securities or assets of the Protected Party or any of its Subsidiaries;

(b)enter into any agreement or arrangement which confers on it rights the economic effect of which is equivalent or substantially equivalent to the acquisition or holding of shares or other securities in the Protected Party or any of its Subsidiaries including any swap or other derivative;

(c)offer or agree to enter into any acquisition or other business arrangement with or relating to the Protected Party of a nature similar to the Amalgamation or anything similar to it or any material part of it;

(d)enter into any agreement or arrangement with any Person other than the Protected Party or hold any negotiations or discussions with any Person other than the Protected Party in connection with any of the matters referred to in Clauses 13.1(a) to 13.1(c) (inclusive); or

(e)assist, encourage, procure or induce any Person to do any of the things referred to in Clauses 13.1(a) to 13.1(c) (inclusive).

13.2Exceptions

The restrictions in Clause 13.1 do not apply to:

(a)any acquisition of shares or other securities of the Protected Party made in the course of implementing the Amalgamation in accordance with the terms and conditions of this Agreement; or

(b)any acquisition of shares or other securities or Relevant Interest in shares or other securities of the Protected Party in connection with any irrevocable undertakings obtained from any Person to vote their Aquarius Shares in favour of the Amalgamation; or

(c)any acquisition of shares or other securities of the Protected Party made pursuant to a takeover bid made by the Restricted Party or any of its Subsidiaries for all of the shares and other securities of the Protected Party following the public announcement of the Aquarius Board’s recommendation of a Competing Proposal; or

(d)anything done with the prior written consent of the Protected Party.

14.EXCLUSIVITY

14.1Warranty:

Aquarius represents and warrants to Sibanye that, as at the date of this Agreement, it is not in discussions or negotiations with any Third Party in relation to, or which could reasonably be expected to lead to, a Competing Proposal.

14.2Notification of Competing Proposals

During the Exclusivity Period, Aquarius must promptly inform Sibanye if, after the date of this Agreement, it or any member of the Aquarius Group or any of Aquarius' representatives becomes aware of a proposal or approach from a Third Party in relation to a potential Competing Proposaland must, within 24 hours after receiving that proposal, notify Sibanye in writing of all the material terms of the Competing Proposal (provided that such notification need not disclose the identity of the proponent(s) of the Competing Proposal).

14.3No solicitation

(a)Subject to Clause 14.7, during the Exclusivity Period, Aquarius must not, and must procure that each member of the Aquarius Group and each of Aquarius' representatives does not, directly or indirectly, except with the prior written consent of Sibanye:

(i)solicit, invite, encourage or initiate any Competing Proposal or any offer, proposal, expression of interest, enquiry, negotiation or discussion with any Third Party in relation to, or that may reasonably be expected to encourage or lead to, a Competing Proposal;

(ii)announce or communicate any intention to do any of the things referred to in Clause 14.3(a)(i);

(iii)subject to Clause 14.3(b):

(A)enter into or continue negotiations or discussions with any Third Party in relation to a Competing Proposal, or that may reasonably be expected to encourage or lead to a Competing Proposal; or

(B)assist, encourage, procure or induce any Person to do any of the things referred to in Clauses 14.3(a)(i) to 14.3(a)(iii) (inclusive) on its behalf.

(b)The restriction in Clause 14.3 does not apply to the extent that it restricts Aquarius or the Aquarius Board from taking or refusing to take any action with respect to an actual, proposed or potential Competing Proposal if:

(i)the Aquarius Board has determined that the Competing Proposal is, or is reasonably likely to constitute, a Superior Proposal or would be reasonably likely to constitute a Superior Proposal if it were to be proposed; and

(ii)acting in good faith, the Aquarius Board has determined, after taking advice from Aquarius' legal and financial advisers, that failing to respond to such Competing Proposal would be likely to constitute a breach of the fiduciary duties or statutory obligations of any of the Aquarius Directors,or it would otherwise be unlawful.

14.4No due diligence

(a)Subject to Clause 14.4(b) (but without limiting Clause 14.3) and Clause 14.7, during the Exclusivity Period, Aquarius must not, and must procure that each member of the Aquarius Group and each of Aquarius' representatives does not, directly or indirectly:

(i)make available to any Third Party, or cause or permit any Third Party to receive, any non-public information relating to Aquarius or any member of the Aquarius Group that may reasonably be expected to assist such Third Party in formulating, developing or finalising a Competing Proposal; or

(ii)assist, encourage, procure or induce any Person to do any of the things referred to in Clause 14.4(a)(i) on its behalf.

(b)The restriction in Clause 14.4(a)(i) does not apply in respect of an actual, proposed or potential Competing Proposal if the following requirements are satisfied:

(i)the Aquarius Board has determined that the Competing Proposal is, or is reasonably likely to constitute, a Superior Proposal or would be reasonably likely to constitute a Superior Proposal if it were to be proposed; and

(ii)acting in good faith, the Aquarius Board has determined, after taking advice from Aquarius' legal and financial advisers, that failing to respond to such Competing Proposal would be likely to constitute a breach of the fiduciary duties or statutory obligations of any of the Aquarius Directors, or it would otherwise be unlawful for the restriction to apply.

14.5Matching right

Aquarius must:

(a)not enter into any agreement or arrangement in relation to the implementation of any Competing Proposal; and

(b)procure that no Aquarius Director approves, recommends or declares advisable, or proposes to publicly approve, recommend or declare advisable, any Competing Proposal,

unless:

(c)the Competing Proposal is a Superior Proposal which was notified to Sibanye in accordance with Clause 14.2 and which was made without any breach of Clause 14.3;  and

(d)Aquarius has given Sibanye written notice of all the material terms of the Superior Proposal stating an intention to immediately enter into a definitive agreement in relation to the Superior Proposal subject to the terms of this Clause 14.5  (Matching Right Notice); and

either:

(e)Sibanye does not, within four  (4) Business Days after receiving the Matching Right Notice, make a written proposal to Aquarius in respect of an improvement or alteration to the Amalgamation Consideration or an alternative transaction or arrangement (Counter Proposal); or

(f)within four (4) Business Days after receiving the Matching Right Notice, Sibanye makes a Counter Proposal and the Aquarius Directors, acting in good faith and after taking advice from Aquarius' financial and legal advisers, determine that the Counter Proposal, if implemented in accordance with its terms, would result in a less favourable outcome for

Aquarius Shareholders than would result from implementation of the Superior Proposal in accordance with its terms.

14.6If Sibanye makes a Counter Proposal within four (4) Business Days after receiving a Matching Right Notice, Aquarius must procure that the Aquarius Directors promptly consider such Counter Proposal in good faith and having regard to advice from Aquarius' financial and legal advisers, and:

(a)if the Aquarius Directors make the determination referred to in Clause 14.5(f),  Aquarius must promptly notify Sibanye of that fact in writing; or

(b)if the Aquarius Directors determine that the Counter Proposal would, if implemented in accordance with its terms, result in an outcome for Aquarius Shareholders that is as favourable as, or more favourable than, the outcome that would result from implementation of the Superior Proposal, then Sibanye and Aquarius must each use reasonable endeavours to document the Counter Proposal (including any necessary amendments to this Agreement) as soon as practicable.

14.7Normal provision of information:

Nothing in this Clause 14 prevents a Party from:

(a)providing information required to be provided by Law, any court of competent jurisdiction, any Governmental Authority or the rules of any recognised securities exchange; or

(b)making presentations to, and responding to bona fide enquiries from, stockbrokers, portfolio investors and equity market analysts in accordance with its usual practices.

15.payment of liquidated amount by Aquarius

15.1Background

(a)Aquarius acknowledges that it believes the Aquarius Shareholders should be provided with an opportunity to consider the Amalgamation.

(b)Each of Aquarius and Sibanye further acknowledges that it has and will incur significant costs in connection with performing its obligations under this Agreement and the Amalgamation (including internal and external advisory costs, legal, due diligence and management costs and expenses, and opportunity and other costs and expenses).

(c)In the circumstances referred to in Clauses 15.1(a) to 15.1(b) (inclusive),  Aquarius and Sibanye have each requested that provisions be made in this Agreement for the payments set out in Clauses 15.2 and 15.3,  in the absence of which they would not have entered into this

Agreement and which each agree is a genuine and reasonable pre-estimate of the loss actually suffered by Sibanye (although each agree that such costs are of such a nature that they cannot be accurately ascertained).

(d)Aquarius confirms its belief that it is appropriate to agree to the payment which it agrees to make under this Clause 15 in order to secure Sibanye's participation in the Amalgamation.  Aquarius acknowledges that it has received legal advice on the operation of this Clause 15.

(e)Sibanye confirms its belief that it is appropriate to agree to the payment which it agrees to make under this Clause 15 in order to secure Aquarius' participation in the Amalgamation.  Sibanye acknowledges that it has received legal advice on the operation of this Clause 15.

15.2Payment by Aquarius to Sibanye

Aquarius undertakes to pay Sibanye the Break Fee if:

(a)prior to the end of the Exclusivity Period, Aquarius accepts or enters into or offers to accept or enter into, any agreement, arrangement or understanding regarding a Competing Proposal or any other transaction that may reduce the likelihood of success of the Amalgamation;

(b)prior to the end of the Exclusivity Period, the Aquarius Board does not recommend the Amalgamation or withdraws or adversely modifies an earlier recommendation or approves or recommends or makes an Announcement in support of a Competing Proposal or announces an intention to do any of these acts, other than:

(i)in circumstances where Aquarius is entitled to terminate this Agreement under Clause 18 because Sibanye or BidCo is in breach of this Agreement or because of the Amalgamation not becoming Effective by the End Date; or

(ii)because the Independent Expert's Report concludes that the Amalgamation is not fair, not reasonable, or not in the best interest of Aquarius Shareholders;

(c)prior to the end of the Exclusivity Period, a Competing Proposal is announced and, whether before or after termination of this Agreement or before or after the End Date (but in any event within twelve (12) months after the announcement of the Competing Proposal), under that Competing Proposal the relevant bidder or bidders:

(i)acquire(s) a Relevant Interest in more than 20% of all Aquarius Shares under a transaction that is or has become wholly unconditional;

(ii)acquire(s) all or a substantial part of the assets of Aquarius or the Aquarius Group; or

(iii)otherwise acquire(s) control of Aquarius or merges with Aquarius;

(d)Aquarius is in material breach of any Provision of this Agreement and this Agreement is terminated in accordance with Clause 18.2.

15.3Payment by Sibanye to Aquarius

Sibanye undertakes to pay Aquarius the Break Fee if Sibanye is in material breach of any Provision of this Agreement and this Agreement is terminated in accordance with Clause 18.3.

15.4Demand for payment

(a)If an event referred to in Clause 15.2 occurs, any demand by Sibanye for payment under Clause 15.2 must be in writing and Aquarius must pay the Break Fee to Sibanye within ten (10) Business Days of receipt of the demand.

(b)If the event referred to in Clause 15.3 occurs, any demand by Aquarius for payment under Clause 15.2 must be in writing and Sibanye must pay the Break Fee to Aquarius within ten (10) Business Days of receipt of the demand.

15.5Sole Remedy

(a)Sibanye acknowledges and agrees that if the Break Fee is paid to it under Clause 15.2, that payment constitutes its sole and exclusive remedy in respect of the matter giving rise to the payment.

(b)Aquarius acknowledges and agrees that if the Break Fee is paid to it under Clause 15.3, that payment constitutes its sole and exclusive remedy in respect of the matter giving rise to the payment.

15.6Compliance with Law

If a court of competent jurisdiction in respect of such matters determines that the Break Fee paid or payable under Clause 15.2 is an Impugned Amount and:

(a)the period for lodging an application for review or a notice of appeal of that decision has expired without such application or notice having been lodged; or

(b)an application for review or a notice of appeal has been lodged with a court within the prescribed period and, on appeal or review, that court also determines that the amount is an Impugned Amount,

then:

(c)the undertaking under Clause 15.2 does not apply to the extent of the Impugned Amount; and

(d)if a Party has been paid an Impugned Amount under this Agreement, it must refund that Impugned Amount to the other Party.

15.7Break Fee only payable once

Where the Break Fee becomes payable by the relevant Party under Clause 15.2 or 15.3, (the Paying Party) and is actually paid to the other Party (the Receiving Party), the Receiving Party cannot make any claim against the Paying Party for payment of any subsequent Break Fee.

15.8No Break Fee if Amalgamation becomes Effective

Despite anything to the contrary under this Agreement, the Break Fee will not be payable by the relevant Party under Clause 15.2 or 15.3  if the Amalgamation becomes Effective, despite the occurrence of any event in Clause 15.2 or 15.3 (as applicable) and, if the Break Fee has already been paid, it must be refunded to the Party who paid it.

16.SETTLEMENT PROCEDURES

16.1Paying Agent

Prior to the Effective Time, BidCo shall:

(a)appoint a bank or trust company approved in advance by Aquarius  (Paying Agent), such approval not to be unreasonably withheld; and

(b)enter into a paying agent agreement, in form and substance reasonably acceptable to Aquarius, with such Paying Agent for the payment of the Amalgamation Consideration in accordance with this Clause 16.

16.2Exchange Fund establishment

(a)Prior to the Effective Time, or promptly at the Effective Time, BidCo or the Amalgamated Company (as applicable) shall deposit, with the Paying Agent, for the benefit of the Amalgamation Participants,  cash in immediately available funds and in an amount sufficient to pay:

(i)the aggregate amount of the Amalgamation Consideration; and

(ii)any dividends or distributions to which the Aquarius Shareholders may be entitled to under Clause 3.2.

(such cash so deposited pursuant to this Clause 16.2(a) being hereinafter referred to as the “Exchange Fund”).

(b)The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(c)No interest shall be paid or accrued for the benefit of the Amalgamation Participants on cash amounts payable pursuant to this Clause 16.2.

(d)The Paying Agent shall invest the Exchange Fund as directed by BidCo or the Amalgamated Company (as applicable), provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognised credit rating agency at the time of investment.  Any interest and other income resulting from such investments shall be paid over promptly to the Amalgamated Company and any amounts in excess of the Amalgamation Consideration shall be promptly returned to the Amalgamated Company.  To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt payment of the aggregate Amalgamation Consideration, the Amalgamated Company shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the aggregate Amalgamation Consideration.

16.3Dispatch of instructions to Amalgamation Participants

As promptly as practicable following the Effective Time, the Amalgamated Company shall cause the Paying Agent to mail to each Amalgamation Participant:

(a)a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Aquarius Shares shall pass, only upon proper delivery of the Aquarius Shares to the Paying Agent); and

(b)instructions for use in effecting the surrender of the certificates evidencing such Aquarius Shares (each a “Certificate” and together the “Certificates”) (if there are any such Certificates in relation to Aquarius Shares) or the non-certificated Aquarius Shares represented by book-entry (Book-Entry Shares) in exchange for the Amalgamation Consideration.

16.4Cancellation of Aquarius Shares

(a)All Aquarius Shares will be cancelled at the Effective Time and thereafter:

(i)Amalgamation Participants shall cease to have any rights with respect to their Amalgamation Shares, except for the right to receive the Amalgamation Consideration;

(ii)Dissenting Shareholders shall cease to have any rights with respect to their Dissenting Shares, except for the right to receive the fair value thereof (as determined in accordance with and subject to the provisions of Clause 3.3); and

(iii)The holders of the Excluded Shares shall cease to have any rights with respect to their Excluded Shares and shall not be entitled to any part of the Amalgamation Consideration or to receive the fair value thereof.

16.5Requirements for receiving Amalgamation Consideration

(a)Each Amalgamation Participant shall be entitled to receive the Amalgamation Consideration upon surrender of title to the Amalgamation Shares previously held by the Amalgamation Participant at the Record Date by:

(i)surrender of any Certificates to the Paying Agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (if an Amalgamation Participant holds any Certificates); or

(ii)receipt by the Paying Agent of written confirmation of surrender from the Aquarius Share Registry in the case of Book-Entry Shares,

and, in each case, receipt by the Paying Agent of such other documents as may be required pursuant to the instructions set out in the Amalgamation Notice of Meeting.

(b)Until surrendered as contemplated by this Clause 16.5, each Certificate or Book-Entry  Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Amalgamation Consideration to which the holder of such Certificate or Book-Entry Shares is entitled pursuant to Clause 3.  No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of Clause 3 or this Clause 16.

(c)If any Certificate shall have been lost, stolen or destroyed, then upon:

(i)the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and

(ii)if required by the Amalgamated Company, an indemnity bond in form and substance and with surety reasonably satisfactory to the Amalgamated Company,

the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Amalgamation Consideration to which the Amalgamation Participant is entitled pursuant to Clause 3.

16.6Provision of Amalgamation Consideration

(a)Subject to Clause 16.6(b),  BidCo or the Amalgamated Company (as applicable) must instruct the Paying Agent to, as soon as practicable after the Effective Time, and in any event no later than ten (10) Business Days after the Effective Time, pay or procure the payment of the Amalgamation Consideration from the Exchange Fund subject to the following:

(i)where an Amalgamation Participant has, before the Record Date:

(1)made a valid election in accordance with the requirements of the Aquarius Share Registry to receive dividend payments from Aquarius by electronic funds, transfer to a bank account nominated by the Amalgamation Participant; or

(2)made a valid election in accordance with the instructions set out in the Notice of Amalgamation Meeting,

paying, or procuring the payment of, the relevant amount to the Amalgamation Participant in the Relevant Local Currency (converted based on the prevailing exchange rate at 5.00pm on the Record Date) by electronic means in accordance with that election; or

(ii)otherwise, whether or not the Amalgamation Participant has made an election referred to in Clause 16.6(a)(i), dispatching, or procuring the dispatch of, a cheque for the relevant amount in the Relevant Local Currency (converted based on the prevailing exchange rate at 5.00pm on the Record Date) to the Amalgamation Participant by prepaid post to their Registered Address, such cheque being drawn in the name of the Amalgamation Participant (or in the case of joint holders, in accordance with the procedures set out in Clause 16.7).

(b)Notwithstanding the foregoing, Clause 16.6(a) does not apply to an Amalgamation Participant where Aquarius and the Amalgamated Company believe that such Amalgamation Participant is not known at their Registered Address or fails to comply with the provisions of Clause 16.5.

16.7Joint holders

In the case of Amalgamation Participants who formerly held Amalgamation Shares in their joint names:

(a)the Amalgamation Consideration will be payable to the joint holders and any cheque required to be sent under the Amalgamation will be made payable to the joint holders and sent to either, at the sole discretion of the Paying Agent, the holder whose name appears first in the Aquarius Share Register as at the Record Date or to the joint holders; and

(b)any other document required to be sent under the Amalgamation will be forwarded to either, at the sole discretion of the Paying Agent, the holder whose name appears first in the Aquarius Share Register as at the Record Date or to the joint holders.

16.8Unclaimed funds

(a)Any portion of the Exchange Fund that remains undistributed to the Amalgamation Participants six (6) months after the Effective Time shall be delivered to the Amalgamated Company, upon demand, and any Amalgamation Participants who have not theretofore complied with this Clause 16 shall thereafter look only to the Amalgamated Company for, and the Amalgamated Company, subject to Clause 16.9, shall remain liable for, payment of their claim for the Amalgamation Consideration.

(b)Any portion of the Exchange Fund remaining unclaimed by any Amalgamation Participants as of a date which is six (6) years from the Effective Time shall, to the extent permitted by applicable Law, become the property of the Amalgamated Company free and clear of any claims or interest of any Person previously entitled thereto.

16.9Cash delivered to public officials

Neither the Paying Agent nor the Amalgamated Company shall be liable to any Aquarius Shareholder for any cash (including any dividends or distributions with respect to such Aquarius Shares) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

16.10Deductions

(a)Each of the Paying Agent and the Amalgamated Company shall be entitled to deduct and withhold from the Amalgamation Consideration otherwise payable pursuant to this Agreement to any Amalgamation Participants such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws and pay such withholding amount over to the appropriate taxing authority, provided that: at least ten (10) Business Days prior to deducting or withholding any amount pursuant to this Clause

16.10 (other than any employment taxes and where providing advance notice is not possible due to a change in Law), the Paying Agent or the Amalgamated Company (as applicable) shall notify the Amalgamation Participants in writing of its intention to withhold or deduct such amounts and the Parties shall use reasonable efforts to avoid or minimise such withholding or deduction to the extent permitted under Law.

(b)To the extent that amounts are so properly withheld by the Paying Agent or the Amalgamated Company, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Amalgamation Participants in respect of which such deduction and withholding was made by the Paying Agent or the Amalgamated Company, as the case may be.

17.DEALINGS IN Aquarius SHARES

17.1What Aquarius Share dealings are recognised?

To establish the persons who are Amalgamation Participants, dealings in Aquarius Shares will be recognised only if:

(a)in the case of dealings of the type to be effected using the electronic share transaction and settlement system of a relevant securities exchange, the transferee is registered in the Aquarius Share Register as the holder of the Aquarius Shares as at the Record Date; and

(b)in all other cases, registrable transfers or transmission applications in respect of those dealings are received at the Aquarius Share Registry on or before the Record Date,

and Aquarius will not accept for registration, nor recognise for any purpose, any transfer or transmission application in respect of Aquarius Shares received after the Record Date (except a transfer to Sibanye pursuant to the Amalgamation and any subsequent transfer by Sibanye or its successors in title), any transfer or transmission application or other request received after such times, or received prior to such times but not in registrable or actionable form, as appropriate.

17.2Aquarius to register transfer and transmission applications

Aquarius will register registrable transfers and transmission applications of the kind referred to in Clause 17.1(b) by, or as soon as practicable after, the Record Date.

17.3Aquarius to maintain Aquarius Register to determine entitlements

In order to determine entitlements to the Amalgamation Consideration, Aquarius will maintain, or procure the maintenance of, the Aquarius Share Register in accordance with this Clause 17 until the Amalgamation Consideration has been paid to Amalgamation Participants and the Aquarius Share Register in this form will solely determine entitlements to the Amalgamation Consideration.

17.4Holding statements no effect from Record Date

From the Record Date, all holding statements for Aquarius Shares will cease to have effect as documents of title (or evidence thereof), and each entry on the Aquarius Share Register at the Record Date will cease to have any effect other than as evidence of the entitlements of Amalgamation Participants to the Amalgamation Consideration or of Dissenting Shareholders to receive the fair value thereof (as determined in accordance with and subject to the provisions of Clause 3.3) (as applicable).

17.5Aquarius to provide contact information for Amalgamation Participants

On the Record Date,  Aquarius will give to BidCo or procure that BidCo be given details of the name, Registered Address and the number of Amalgamation Shares held by each

Amalgamation Participant, as shown in the Aquarius Share Register at the Record Date, in whatever form BidCo reasonably requires.

17.6Suspension of trading

If the Amalgamation is approved, Aquarius will apply for a suspension of trading in Aquarius Shares on each relevant securities exchange with effect from 4.00pm Sydney time on the Business Day after the Conditions Fulfilment Date.

17.7Aquarius to apply for delisting of Aquarius Shares

The Parties shall use their reasonable best efforts up until the Effective Time to cause the Aquarius Shares to be de-listed from the relevant securities exchanges and deregistered promptly on or after the Effective Time.

18.termination

18.1Termination by either Party

Aquarius or BidCo may terminate this Agreement by giving notice in writing to the other Parties if it has complied with its obligations under Clauses 4.5 and 4.6 and:

(a)if by the Relevant Date, a Condition is not satisfied and (if capable of being waived) is not waived in accordance with Clause 4.3, provided that the relevant Condition is for the benefit of that Party (whether solely or jointly with another Party); or

(b)if the Effective Time does not occur by the End Date.

18.2Termination by BidCo

BidCo may terminate this Agreement by giving notice in writing to the other Parties if before 8.00 am on the Conditions Fulfilment Date:

(a)Aquarius is in breach of this Agreement (including a breach of a representation or warranty under Clause 6.3) and that breach is material and is not remedied by Aquarius within five (5) Business Days (or such shorter period ending on the Conditions Fulfilment Date) of it receiving notice from BidCo of the details of the breach and its intention to terminate; or

(b)a majority of the Aquarius Board publicly recommends, approves or endorses any Competing Proposal.

18.3Termination by Aquarius

Aquarius may terminate this Agreement by giving notice in writing to the other Parties if before 8.00 am on the Conditions Fulfilment Date:

(a)BidCo or Sibanye is in breach of this Agreement (including a breach of a representation or warranty under Clause 6.4) and that breach is material and is not remedied by BidCo or Sibanye, as applicable, within five (5) Business Days (or such shorter period ending on the Conditions Fulfilment Date) of it receiving notice from Aquarius of the details of the breach and its intention to terminate; or

(b)a majority of the Aquarius Directors publicly recommend, approve or endorse a Superior Proposal in circumstances where Aquarius has complied with all of its obligations under Clause 14.5.

18.4Obligations on termination

(a)If a Party terminates this Agreement, all obligations of the Parties under this Agreement, other than under this Clause 18 and Clauses 19 (Confidentiality), 15 (Payment of Liquidated Amount), 6 (Representations and warranties), 20 (Assignment), 21 (Notices) 24 (Severability), 25 (Performance, Waiver, Release and Variation), 27 (Entire Agreement),  28 (No Merger), and 29 (Governing Law), immediately cease to be of further effect.

(b)The termination of this Agreement does not affect any Claim that a Party may have against another Party where that Claim arose before this Agreement is terminated.

19.CONFIDENTIALITY

19.1No Announcement: No Party shall issue any Announcement or disclose to any person any information, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, unless the Announcement or disclosure:

(a)is required by this Agreement;

(b)has the prior written approval of the other Parties (such approval not to be unreasonably withheld or delayed); or

(c)is required by Law or any Governmental Authority or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction.

19.2Notice of Announcement: If a Party is required to make an Announcement or disclosure under Clause 19.2, it must, to the extent practicable without that Party breaching any applicable Laws give to the other Parties:

(a)such notice as is reasonable in the circumstances of its intention to make the Announcement or disclosure; and

(b)a draft of the Announcement or disclosure and an opportunity to comment on the contents of the Announcement or disclosure.

19.3The Parties acknowledge and agree that the terms of this Agreement will prevail over the terms of the Non-Disclosure Agreement to the extent of any inconsistency.

19.4Each Party shall supply the other Parties with such information about itself, its Group or this Agreement as any Party may reasonably require for the purposes of satisfying the requirements of any Law or any judicial, governmental, regulatory or similar body or any securities exchange of competent jurisdiction to which such other Party is subject.

20.no REPRESENTATION or reliance

20.1Each Party acknowledges that no Party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this Agreement, except for representations or other inducements expressly set out in this Agreement and (to the maximum extent permitted by Law) all other representations, warranties and conditions implied by statute or otherwise in relation to any matter relating to this Agreement, the circumstances surrounding the Parties’ entry into it, and the transactions contemplated by it are expressly excluded.

20.2Each Party acknowledges and confirms that it does not enter into this Agreement in reliance on any representation or other inducement by or on behalf of any other Party, except for any representation or inducement expressly set out in this Agreement.

21.NOTICES

21.1The address, email and fax number of each of the Parties are set forth in Schedule 1.

21.2Any notice to be given under this Agreement shall be either sent by facsimile or other electronic transmission, or delivered personally or sent by first class recorded delivery post (airmail if overseas).  The address for service of each Party are as set out in Schedule 1 or any other address for service subsequently notified to the other Parties in writing.  A notice is deemed to have been served as follows:

(a)if by facsimile or other electronic transmission, when received;

(b)if personally delivered, at the time of delivery;

(c)if posted, within Bermuda, three (3) days, or (in the case of airmail) seven (7) days, after the envelope containing it is delivered to the custody of the postal authorities.

21.3In proving service it is sufficient to prove that facsimile or other electronic transmission was received or personal delivery was made, or that the envelope containing the notice was properly addressed and delivered into the custody of the postal authority as a prepaid first class recorded delivery airmail letters (as appropriate).

22.COSTS

22.1Each of Aquarius,  BidCo and Sibanye shall be responsible for the payment of their own costs, expenses and fees incurred respectively in respect of drafting, negotiating and consummating Transaction Documents and the transactions related thereto.

23.ASSIGNMENT

23.1Subject to this Clause 20 this Agreement shall be binding upon and enure for the benefit of the successors and assigns of the Parties including, and, subject to any succession or assignment permitted by this Agreement, any such successor or assignee of the Parties shall in its own right be able to enforce any term of this Agreement.

23.2None of the Parties shall be entitled to (i) assign, (ii) transfer, (iii) charge, (iv) declare or create a trust or other interest over or (v) deal in any other manner with any of their respective rights or obligations under this Agreement without the prior written consent of the other Parties.

24.SEverability

If any of the clauses, conditions, covenants or restrictions (each a “Provision”) of this Agreement or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then the Provision shall apply with such deletion or modification as may be necessary to make it valid and effective.

25.PERFORMANCE, WAIVER, RELEASE AND VARIATION

25.1The failure or delay of any Party at any time or times to require performance of any Provision of this Agreement shall not affect its right to enforce such Provision at a later time.

25.2No waiver by any Party of the breach of any term, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, warranty or undertaking in this Agreement.

25.3Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by any Party in its absolute discretion as regards any other Party under such liability without in any way prejudicing or affecting its rights against any Third Party under the same or a like liability, whether joint and several or otherwise.

25.4This Agreement may only be varied or any of its Provisions waived by the agreement in writing of (or on behalf of) each of the Parties from time to time or, in the case of a waiver, the Party waiving compliance.

26.COUNTERPARTS

26.1This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed or scanned form and the Parties adopt any signatures received by a receiving fax machine or as an email attachment as original signatures of the Parties; provided, however, that any Party providing its signature in such manner will promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed or emailed.

27.ENTIRE AGREEMENT

This Agreement together with the other Transaction Documents and the Non-Disclosure Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter and no variations hereof shall be effective unless prior to the Amalgamation, such variations are made in writing and signed by each of the Parties hereto.

28.NO MERGER

The rights and obligations of the Parties:

(a)do not merge on completion of the Transaction; and

(b)survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.

29.GOVERNING LAW

29.1This Agreement shall be governed by, and construed in accordance with the laws of Bermuda.

29.2The Parties hereby:

(a)agree (that any action or proceeding relating to this Agreement shall be brought in a court of competent jurisdiction in Bermuda (which shall have exclusive jurisdiction) and hereby irrevocably and unconditionally submits to the jurisdiction of the courts of Bermuda;

(b)irrevocably waive any right to, and will not, oppose any such action or proceeding on any jurisdictional basis, including forum non conveniens; and

(c)agree not to oppose the enforcement against it in any jurisdiction of any judgment in or order duly obtained from a court of Bermuda.

IN WITNESS WHEREOF this Agreement has been executed as a deed and delivered by the Parties the day and year first before written.

executed as a DEED and DELIVERED by SIBANYE GOLD LIMITED:
/s/ C Keyter	/s/ C Farrel
Signature of director	Signature of director/secretary
Charl Keyter	Cain Farrel
Name	Name

EXECUTED as a DEED and DELIVERED	) /s/ R Stewart
By (name)	) Richard Stewart
for and on behalf of	)
SIBANYE PLATINUM BERMUDA	)
PROPRIETARY LIMITED	)
in the presence of	)

Signature of Witness:    /s/ B Watson

Name of Witness:          Bryony Watson

Address of Witness:       7 Vita Paz, 57 Grosvenor Rd, Bryanston

as a DEED and DELIVERED by Aquarius platinum limited:
executed as a DEED and DELIVERED by Aquarius platinum limited:

Signature of director	Signature of director/secretary

Name	Name

Schedule 1

NOTICES

Name of Party	Address and Contact Details
Sibanye	Address: Libanon Business Park, 1 Hospital Street, Libanon, Westonaria, 1780, South Africa Attention: Company Secretary Fax number: +27 11 278 9863 Email: cain.farrel@sibanyegold.co.za
BidCo	Address: 5th Floor, Andrew’s Place, 51 Church Street, Hamilton HM 12, Bermuda Attention: Company Secretary Fax number: +1 441 236 1999 Email:
Aquarius	Address: PO Box 7840, Centurion 0046, South Africa Attention: Jean Nel (Chief Executive Officer) Fax number: +27 12 001 2070 Email: Jean.Nel@aquariusplatinum.com

Schedule 2

INDICATIVE TIMETABLE OF PRINCIPAL EVENTS

All references in this document to times are to Bermuda time unless otherwise stated.

Event	Time / Date
Dispatch of Notice of Amalgamation Meeting	21 days prior to the Amalgamation Meeting
Last time for receipt of proxy forms for Amalgamation Meeting	48 hours prior to the Amalgamation Meeting
Amalgamation Meeting voting record date	5.00pm, Sydney time, on the Business Day prior to the date of the Amalgamation Meeting
Amalgamation Meeting	9.00am on a date anticipated to be in December 2015, in Bermuda
Announcement of results of Amalgamation Meeting	No later than 5.00pm on day of the Amalgamation Meeting
Conditions Fulfilment Date

The date on which all of the Conditions have been fulfilled (but prior to the registration of the Amalgamated Company and cancellation of the Aquarius Shares,  which is the time at which the Amalgamation becomes Effective)

Announcement of Conditions Fulfilment	No later than 5.00pm on the Conditions Fulfilment Date
Suspension of trading of Aquarius Shares on all relevant securities exchanges	4.00pm, Sydney time, on the Business Day after the Conditions Fulfilment Date
Record Date for the Amalgamation	5.00 pm Sydney time on the fifth Business Day after the suspension of trading (to allow for all trades occurring on the last day of trading to settle and be recorded in the Aquarius Register)
Effective Time and cancellation of Aquarius Shares

The date and time at which the Amalgamation becomes Effective by the issue of the Certificate of Amalgamation by the Registrar of Companies, intended to be at 9.00am on the next Business Day after the Record Date

Payment of the Amalgamation Consideration	Within ten (10) Business Days of the Effective Date
End Date	Six months after Implementation Agreement, unless extended

The Amalgamation Meeting will be held at the offices of Conyers, Dill and Pearman Limited of Clarendon House, 2 Church Street, Hamilton, Bermuda.

Annexure A

AMALGAMATION AGREEMENT

Execution Version

Dated

[              ] October 2015

Amalgamation Agreement

between

Sibanye Gold Limited

and

Sibanye Platinum Bermuda Proprietary Limited

and

Aquarius Platinum Limited

BeesMont Law Limited 5th Floor. Andrew’s Place, 51 Church Street, Hamilton, HM12 Bermuda
T: (441) 400 4747 F: (441) 236 1999 www.beesmont bm

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	AMALGAMATION	1
3.	NAME AND REGISTERED OFFICE	2
4.	MEMORANDUM AND BYE-LAWS	2
5.	BOARD OF DIRECTORS AND OFFICERS	2
6.	SHARES	2
7.	ASSETS AND LIABILITIES	3
8.	FURTHER ASSURANCE	3
9.	COUNTERPARTS	3
10.	GOVERNING LAW AND JURISDICTION	3
SCHEDULE 1 – SHAREHOLDERS OF THE PARTIES
PART 1 – Aquarius
PART 2 - [BIDCO]
PART 3 – SHAREHOLDINGS IN THE AMALGAMATED COMPANY
SCHEDULE 2 – DIRECTORS OF THE AMALGAMATED COMPANY
ANNEXURE A
MEMORANDUM OF ASSOCIATION OF THE AMALGAMATED COMPANY
ANNEXURE B
BYE-LAWS OF THE AMALGAMATED COMPANY

THIS AMALGAMATION AGREEMENT  (Agreement) is dated [        ] October 2015

BETWEEN:

(1)Sibanye Gold Limited, a company incorporated and registered in South Africa with company number 2002/031431/06 whose registered office is at Libanon Business Park, 1 Hospital Street, Libanon, Westonaria, 1780, South Africa (Sibanye);

(2)Sibanye Platinum Bermuda Proprietary Limited, an exempted company, incorporated and registered in Bermuda with company number 50664 whose registered office is at c/o BeesMont Corporate Services Limited. 5th Floor, Andrew’s Place, 51 Church Street, Hamilton HM 12, Bermuda (BidCo); and

(3)Aquarius Platinum Limited, an exempted company, incorporated and registered in Bermuda with company number 26290 whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (Aquarius)

(collectively Sibanye, BidCo and Aquarius are referred to herein as the “Parties” and each individually as a “Party”).

RECITALS

(A)BidCo is a wholly owned indirect subsidiary of Sibanye.

(B)The Parties have agreed to enter into an amalgamation pursuant to which Aquarius and BidCo shall amalgamate and continue as one company in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended and continue as one exempted company on the terms hereinafter appearing.

(C)This Agreement is the Amalgamation Agreement referred to in the Implementation Agreement dated [            ] October 2015 between the Parties (Implementation Agreement).

AGREEMENT

1.DEFINITIONS AND INTERPRETATION

1.1.Unless otherwise defined herein, words and expressions defined in the Implementation Agreement shall have the same meanings in this Agreement save as the context may otherwise require.

1.2.References herein to “this Agreement” are to this Amalgamation Agreement and include all Schedules hereto.

1.3.The Schedules attached hereto form an integral part of this Agreement.

2.AMALGAMATION

2.1.The Parties agree that, on the terms and subject to the conditions of this Agreement and the Implementation Agreement and in accordance with the Companies Act, at the Effective Time, each of Aquarius and [BidCo] does hereby agree to amalgamate and to continue as one company under the terms and conditions hereinafter set out.

1

3.NAME AND REGISTERED OFFICE

3.1.The name of the Amalgamated Company shall be “Sibanye Platinum Bermuda Proprietary Limited” and the registered office of the Amalgamated Company shall be c/o BeesMont Corporate Services Limited, 5th Floor, Andrew’s Place, 51 Church Street, Hamilton HM 12, Bermuda.

4.MEMORANDUM AND BYE-LAWS

4.1.The Memorandum of Association of the Amalgamated Company shall be the memorandum of association of the Amalgamated Company attached as Annexure A to this Agreement.

4.2.The bye-laws of the Amalgamated Company shall be the bye-laws attached as Annexure B to this Agreement.

5.BOARD OF DIRECTORS AND OFFICERS

5.1.At the Effective Time the board of directors of the Amalgamated Company shall consist of the persons whose names and addresses are set out in SCHEDULE 2, who shall hold office until the first annual meeting of the Amalgamated Company or until their successors are elected or appointed.

5.2.The Secretary of the Amalgamated Company shall be BeesMont Corporate Services Limited.

6.SHARES

6.1.Prior to the Effective Time, the respective shareholdings of each of Aquarius and [BidCo] are set out in Parts 1 and 2, respectively of SCHEDULE 1.

6.2.At the Effective Time, by virtue of the Amalgamation becoming effective and without any further action on the part of the Parties or their respective shareholders:

(a)Conversion of Amalgamation Shares: Each Amalgamation Share issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive the Amalgamation Consideration. The settlement of the Amalgamation Consideration shall be processed in accordance with Clause 16 of the Implementation Agreement.

(b)Dissenting Shares: each Dissenting Share shall be cancelled and converted into the right to receive the fair value thereof (as determined in accordance with and subject to the provisions of Clause 3.3 of the Implementation Agreement).

(c)Excluded Shares: Notwithstanding anything in this Agreement to the contrary, each Excluded Share shall, by virtue of the Amalgamation and without any further action on the part of the holder of the Excluded Shares, be cancelled and shall cease to exist and no Amalgamation Consideration shall be delivered in respect of the Excluded Shares.

(d)[BidCo] Shares: Each [BidCo] Share issued and outstanding immediately prior to the Effective Time shall be converted into and become an ordinary share of the Amalgamated Company which shall be wholly owned (directly or indirectly) by Sibanye.

2

Accordingly, following the Amalgamation at the Effective Time, there will be [   ] fully paid ordinary shares of the Amalgamated Company issued to, and registered in the name of Sibanye as set out in Part 3 of  SCHEDULE 1.

6.4Promptly after the Effective Time the settlement and exchange procedures set forth in Clause 16 of the Implementation Agreement shall be implemented.

7.ASSETS AND LIABILITIES

7.1.The Amalgamated Company shall possess all the property, assets, rights and privileges and shall be subject to all the contracts, liabilities, debts and obligations of each of Aquarius and [BidCo].

7.2.All the rights of creditors against the property, assets, rights and privileges of either Aquarius or [BidCo] and all liens upon their property, rights and assets shall be unimpaired by the Amalgamation and all debts, contracts, liabilities and duties of either Aquarius or [BidCo] at the Effective Time shall be those of the Amalgamated Company.

7.3.No action or proceeding by or against either Aquarius or [BidCo] shall abate or be affected by the Amalgamation.

8.FURTHER ASSURANCE

8.1.Each of the Parties agree to execute and do all such acts deeds and things as shall or may be necessary to give effect to their respective undertakings pursuant to this Agreement.

9.COUNTERPARTS

9.1.This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

10.GOVERNING LAW AND JURISDICTION

10.1.This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

10.2.The Parties hereby agree:

(a)that any action or proceeding relating to this Agreement shall be brought in a court of competent jurisdiction in Bermuda (which shall have exclusive jurisdiction) and hereby irrevocably and unconditionally attorns and submits to the jurisdiction of the courts of Bermuda;

(b)that they irrevocably waive any right to, and will not, oppose any such action or proceeding on any jurisdictional basis, including forum non conveniens; and

(c)not to oppose the enforcement against it in any jurisdiction of any judgment, in or order duly obtained from, a court of Bermuda.

REST OF THE PAGE LEFT INTENTIONALLY BLANK

3

IN WITNESS WHEREOF this Agreement has been executed as a deed and delivered the day and year first before written.

EXECUTED as a DEED	)
by [Name]	)
for and on behalf of SIBANYE GOLD LIMITED	)
in the presence of:	)

Signature of Witness:
Name of Witness:
Address of Witness:

EXECUTED as a DEED	)
by [Name]	)
for and on behalf of SIBANYE PLATINUM	)
BERMUDA PROPRIETARY LIMITED	)
In the presence of	)

Signature of Witness:
Name of Witness:
Address of Witness:

EXECUTED as a DEED	)
by [Name]	)
for and on behalf of AQUARIUS PLATINUM	)
LIMITED	)
in the presence of:	)

Signature of Witness:
Name of Witness:
Address of Witness:

4

Annexure B

AQUARIUS STATUTORY DECLARATION

DECLARATION UNDER SECTION 108(3)

OF THE COMPANIES ACT 1981

I, [Name of Officer/Director], of [Address], being an Officer of Aquarius Platinum Limited (Company) do solemnly and sincerely declare that, to the best of my knowledge and belief:

1.the Company is, and the amalgamated company (Amalgamated Company) following the amalgamation (Amalgamation) of the Company and Sibanye Platinum Bermuda Proprietary Limited will be able to pay its liabilities as they become due;

2.the realisable value of the Amalgamated Company’s assets following the Amalgamation will not be less than the aggregate of all its liabilities and issued capital of all classes; and

3.there are reasonable grounds for believing that no creditor will be prejudiced by the Amalgamation.

AND I make this solemn Declaration conscientiously believing the same to be true.

DECLARED at [                               ]

this       day of [                       ], 2015

before me:

..............................................................

Commissioner for Oaths/Notary Public

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Annexure C

BIDCO STATUTORY DECLARATION

DECLARATION UNDER SECTION 108(3)

OF THE COMPANIES ACT 1981

I, [Name of Officer/Director], of [Address], being an Officer of Sibanye Platinum Bermuda Proprietary Limited  (Company) do solemnly and sincerely declare that, to the best of my knowledge and belief:

1.the Company is, and the amalgamated company (Amalgamated Company) following the amalgamation (Amalgamation) of the Company and Aquarius Platinum Limited will be able to pay its liabilities as they become due;

2.the realisable value of the Amalgamated Company’s assets following the Amalgamation will not be less than the aggregate of all its liabilities and issued capital of all classes; and

3.there are reasonable grounds for believing that no creditor will be prejudiced by the Amalgamation.

AND I make this solemn Declaration conscientiously believing the same to be true.

DECLARED at [                               ]

this       day of [                       ], 2015

before me:

..............................................................

Commissioner for Oaths/Notary Public

6